Exhibit 1

MI Developments Inc.

Annual Information Form

March 28, 2008

In this Annual Information Form, unless the context otherwise requires, when we use the terms “we”, “us”, “our” and “MID”, we are referring to MI Developments Inc. and its predecessors and subsidiaries (other than Magna Entertainment Corp. and its subsidiaries). When we use the term “MEC”, we are referring to Magna Entertainment Corp. and its subsidiaries, unless the context otherwise requires. When we use the terms “Real Estate Business”, “our properties”, “our income-producing properties”, “our real estate assets” or similar expressions, we are referring to the Real Estate Business, properties and assets owned by MID, but we are not including the business, real estate properties and assets of MEC or its subsidiaries, unless the context otherwise requires. When we use the term “Magna”, we are referring to Magna International Inc. and its subsidiaries, unless the context otherwise requires. When we use the term the “Magna group”, unless the context otherwise requires, we are referring to Magna International Inc. and its subsidiaries and jointly controlled entities. In this Annual Information Form, we refer to United States dollars as “dollars”, “$”  or “U.S. dollars”, we refer to Canadian dollars as “Cdn.$” and we refer to euros as “EUR”. We publish our financial statements in U.S. dollars.

Cautionary Note Regarding Forward-Looking Statements

This Annual Information Form may contain statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company’s future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks set forth in the section entitled “Risk Factors”, which investors are strongly advised to review. The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statement was made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this Annual Information Form to reflect subsequent information, events or circumstances or otherwise.

CORPORATE STRUCTURE

Our Company

We are a real estate operating company engaged principally in the ownership, management, leasing, development and acquisition of industrial and commercial real estate properties. Members of the Magna International Inc. (“Magna”) group of companies are our primary tenants and provide approximately 98% of the annual real estate revenue generated by our income-producing properties. We also own land for industrial development and own and acquire land that we intend to develop for mixed-use and residential projects. We also have other operations held through a controlling interest in Magna Entertainment Corp. (“MEC”), a separate publicly traded company with its own board of directors and management team. MID’s relationship with MEC and real estate expertise provide our company with the opportunity to purchase and/or participate in the development of MEC’s under-utilized lands and non-core real estate assets, as well as the development/redevelopment of new and existing MEC properties, including the development of alternative gaming facilities and/or residential developments (see “Company Overview – Business and Operations of MEC – Our Relationship with MEC”).

In this Annual Information Form, we refer to the operations over which our Board of Directors and executive management have direct responsibility for the key operating, financing and resource allocation decisions as our “Real Estate Business”.

MEC has incurred net losses in each fiscal year since the year ended December 31, 2002. At December 31, 2007, MEC had a working capital deficiency of $220.2 million and $209.4 million of debt scheduled to mature in 2008, including $137.4 million of debt owing to a subsidiary of MID (the “MID Lender”). The total amount of debt owed by MEC to the MID Lender at December 31, 2007 was $230.6 million. MEC’s ability to continue as a going concern is in substantial doubt and is dependent on MEC generating cash flows that are adequate to sustain the operations of the business, renewing or extending current financing arrangements and meeting its obligations with respect to secured and unsecured creditors, none of which is assured. For further details, see “Company Overview – Business and Operations of MEC – MEC’s Ability to Continue as a Going Concern is in Substantial Doubt”.

We are the successor corporation to four companies that amalgamated on August 29, 2003 under the Business Corporations Act (Ontario):  1305291 Ontario Inc., 1305272 Ontario Inc., 1276073 Ontario Inc. and MI Developments Inc. These companies were wholly-owned subsidiaries of Magna and held Magna’s real estate division and the controlling interest in MEC. All of our Class A Subordinate Voting Shares and Class B Shares were distributed to the shareholders of Magna of record on August 29, 2003 on the basis of one of our Class A Subordinate Voting Shares for every two Class A Subordinate Voting Shares of Magna held, and one Class B Share for every two Class B Shares of Magna held. As a result of this spin-off transaction, we acquired Magna’s controlling interest in MEC.

Our registered and head office is located at 455 Magna Drive, Aurora, Ontario and our general telephone number is (905) 713-6322.

Corporate Structure and Subsidiaries

The following is a list of our principal subsidiaries and their respective jurisdictions of incorporation, as of December 31, 2007. Parent/subsidiary relationships are identified by indentation. The percentages of the votes attaching to all voting securities beneficially owned by us or over which control or direction is exercised by us, directly or indirectly, is also indicated. Subsidiaries not shown individually each represent less than 10% of our total 2007 consolidated revenues and total 2007 consolidated assets and, if considered in the aggregate, represent less than 20% of our total 2007 consolidated revenues and total consolidated assets. Except as described in note 1, our percentage voting interest is equivalent to our economic interest in each subsidiary listed below.

	Voting Securities	Jurisdiction of Incorporation
MI Developments (America) Inc.	100%	Delaware
MI Developments Austria GmbH	100%	Austria
MID Europa Liegenschaftsverwaltungs GmbH	100%	Austria
1346457 Ontario Inc.	100%	Ontario
Magna Entertainment Corp.(1)	96%	Delaware
Gulfstream Park Racing Association, Inc.	100%	Florida
The Santa Anita Companies Inc.	100%	Delaware
The Los Angeles Turf Club, Incorporated	100%	California
MEC Maryland Racing, Inc.	100%	Delaware

Note:

(1)                                  We own 53,253,145 shares of Class B Stock and 4,362,328 shares of Class A Subordinate Voting Stock of MEC directly, and hold an additional 5,212,911 shares of Class B Stock of MEC through our wholly-owned subsidiary 1346457 Ontario Inc. These holdings represent in aggregate an approximately 54% equity interest and 96% voting interest in MEC.

COMPANY OVERVIEW

Overview

Our Company

We are a real estate operating company engaged principally in the ownership, management, leasing, development and acquisition of industrial and commercial real estate properties. We also own land for industrial development and own and acquire land that we intend to develop for mixed-use and residential projects.

We also have other operations held through a controlling interest in MEC, a separate publicly traded company with its own board of directors and management. Based on revenues, MEC is North America’s number one owner and operator of horse racetracks, and is a leading supplier, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets. Three of the racetracks owned or operated by MEC (two in the United States and one in Austria) include casino operations with alternative gaming machines and MEC is seeking to continue to capitalize on legislative changes in certain states across the United States that will permit racetracks to introduce alternative gaming. MEC also owns PariMax, Inc., which oversees the development of MEC’s various electronic distribution platforms, including account wagering, television and totalisator services. MEC’s racetrack properties, which include under-utilized lands adjacent to some of the racing operations, are located in premier urban real estate markets in the United States. MEC also owns other real estate assets not used in its core racing business. MEC represented approximately 43% of our consolidated assets at December 31, 2007 and approximately 79% of our consolidated revenues from continuing operations for the year ended December 31, 2007, and materially affects our consolidated net income.

MID’s relationship with MEC provides us with the opportunity to purchase and/or participate in the development of MEC’s under-utilized lands and non-core real estate assets, as well as the development/redevelopment of new and existing MEC properties, including the development of alternative gaming facilities and/or residential projects. We have participated in the redevelopment of two of MEC’s racing and alternative gaming venues by making available through the MID Lender two project financing facilities to the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park (up to $162.3 million plus costs and capitalized interest) and Remington Park (up to $34.2 million plus costs and capitalized interest) (see “Material Contracts”). In addition, during the year ended December 31, 2007, MID purchased all of MEC’s interests and rights in four properties for aggregate consideration of $89.1 million, which properties MID intends to develop for mixed-use and residential purposes.

We refer to the operations over which our Board of Directors and executive management have direct responsibility for the key operating, financing and resource allocation decisions as our “Real Estate Business”.

MEC has incurred net losses in each fiscal year since the year ended December 31, 2002. At December 31, 2007, MEC had a working capital deficiency of $220.2 million and $209.4 million of debt scheduled to mature in 2008, including an aggregate of $137.4 million of debt owing to the MID Lender (see “Company Overview – Business and Operations of MEC – MEC’s Ability to Continue as a Going Concern is in Substantial Doubt” and “Company Overview – Business and Operations of MEC – Our Relationship with MEC”).

If MEC is unable to repay its obligations when due, other current and long-term debt will also become due on demand as a result of cross-default provisions within loan agreements, unless MEC is able to obtain waivers or extensions. Furthermore, it is likely that MEC will need to seek waivers from existing lenders and additional funds in the short-term from one or more possible sources, which may include MID. The availability of such extensions and additional funds is not assured and, if available, the terms thereof are not yet determinable. Accordingly, MEC’s ability to continue as a going concern is in substantial doubt and is dependent on MEC generating cash flows that are adequate to sustain the operations of the business, renewing or extending current financing arrangements and meeting its obligations with respect to secured and unsecured creditors, none of which is assured. For further details, see “Company Overview – Business and Operations of MEC – MEC’s Ability to Continue as a Going Concern is in Substantial Doubt”.

Our Real Estate Business

We are the successor to Magna’s real estate division, which prior to our spin-off was organized as an autonomous business unit within Magna. The primary objective of the Real Estate Business is to increase cash flow from operations, net income and the value of our assets in order to maximize the return on our shareholders’ equity over the long term. Our real estate assets are comprised of income-producing properties, properties under development, properties held for development and properties held for sale. In addition, our assets include project financing facilities to the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park and Remington Park.

Subject to the significant decline in the level of business we have received from Magna over the past three years as discussed under “Company Overview – Business and Operations of Magna, Our Principal Tenant – Our Relationship with Magna”, we intend to continue to use our local market expertise, cost controls and long-established relationships with the Magna group to expand our existing real estate portfolio of industrial and commercial properties both with the Magna group and, potentially, with third parties. In addition, we intend to use our development expertise and financial flexibility to diversify our business by engaging in the development of mixed-use and residential projects on lands we own and acquired lands, including lands acquired from MEC.

Our income-producing properties consist of heavy industrial manufacturing facilities, light industrial properties, corporate offices, product development and engineering centres and test facilities. At December 31, 2007, our income-producing property portfolio included 105 industrial and commercial properties located in Canada, Austria, the United States, Germany, Mexico, the United Kingdom, the Czech Republic, Spain and Poland, representing approximately 27.3 million square feet of leaseable area with an aggregate net book value of approximately $1.3 billion. This portfolio represents approximately 85% of the net book value of our real estate assets at that date. These properties are leased primarily to members of the Magna group by way of operating leases, which provide approximately 98% of the annual real estate revenue generated by our income-producing properties.

Our properties held for development consist of (i) lands held for future industrial expansion, (ii) lands that we had originally “banked” for industrial use but for which the current industrial use is not the highest and best use and (iii) properties that we have acquired from MEC and for which we intend to seek planning and zoning changes in order to develop mixed-use and residential projects. At December 31, 2007, our properties held for development included approximately 1,400 acres with a total net book value of $226.3 million.

At December 31, 2007, we had one property held for sale with a total net book value of $1.4 million.

We also participated in the redevelopment of two of MEC’s racing and alternative gaming venues by making available through the MID Lender two project financing facilities to the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park (up to $162.3 million plus costs and capitalized interest) and Remington Park (up to $34.2 million plus costs and capitalized interest) – see “Material Contracts” for details.

Three-Year History

2007

For the year ended December 31, 2007, we brought on-stream four expansion projects (two in Canada, one in the U.S and one in Austria) for Magna, representing an aggregate of 67 thousand square feet of leaseable area. We also purchased four development properties from MEC for an aggregate purchase price of $89.1 million. See “Company Overview – Business and Operations of MEC – Our Relationship with MEC”.

2006

In 2006, we brought approximately 0.75 million square feet of leaseable area on-stream, including the purchase of a 343 thousand square foot building and 18.8 acres of related land in Saltillo, Mexico from a third party. On closing of the Saltillo acquisition, the Real Estate Business assumed an existing lease with a subsidiary of Magna for 58% of the building and entered into a lease with the vendor for the remaining portion. The remaining 410 thousand square feet of leaseable area brought on-stream includes 11 Magna-related expansion projects.

2005

In 2005, we brought 1.0 million square feet of leaseable area on-stream, including the following completed projects, all leased to Magna: (i) a 253 thousand square foot facility acquired from a third party and then significantly expanded in Mississauga, Ontario, (ii) the remaining 221 thousand square feet of the 938 thousand square foot Bowling Green, Kentucky facility, (iii) a 150 thousand square foot greenfield facility in Muncie, Indiana, (iv) ten expansion projects with 259 thousand square feet of leaseable area, and (v) the acquisition from a third party of a 131 thousand square foot building in Brampton, Ontario.

Business and Operations of Magna, Our Principal Tenant

Magna and its subsidiaries are the tenants of all but eight of our income-producing properties. Magna is the most diversified global automotive supplier. Magna designs, develops and manufactures technologically advanced automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles, primarily for sale to original equipment manufacturers (“OEMs”) of cars and light trucks.

Magna is a public company, with its Class A Subordinate Voting Shares listed for trading on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) and its Class B Shares listed for trading on the TSX. Our Chairman, Frank Stronach, is also the founder and Chairman of the Board of Directors of Magna. Magna is controlled by M Unicar Inc. (“M Unicar”), a Canadian holding company whose shareholders consist of the Stronach Trust, OJSC Russian Machines (“Russian Machines”) and certain members of Magna’s management. M Unicar indirectly owns Magna Class A Subordinate Voting Shares and Class B Shares representing in aggregate approximately 71% of the total voting power attaching to all Magna’s shares. The Stronach Trust indirectly owns the shares carrying the majority of the votes of M Unicar. Magna is governed by a board of directors on which each of the Stronach Trust and Russian Machines (indirectly through M Unicar) has the right to designate an equal number of nominees, in addition to Magna’s current co-chief executive officers. See “Affiliate Relationships and Transactions – Relationship with Our Controlling Shareholder”.

Magna’s sales for the year ended December 31, 2007 were approximately $26.1 billion and its net income for the same period was approximately $663 million. Magna has a strong financial profile. As an investment grade issuer, Magna is currently rated “A” with a negative outlook by Standard & Poor’s (“S&P”) and “A” with a stable outlook by DBRS Limited (“DBRS”). As at December 31, 2007, Magna employed approximately 84,000 people in 241 manufacturing facilities and 62 product development and engineering centres in 23 countries.

Magna’s product capabilities span a number of major automotive areas, including interior systems, seating systems, closure systems, metal body and structural systems, vision systems, electronic systems, exterior systems, powertrain systems, roof systems and complete vehicle engineering and assembly.

Magna’s customers in North America include BMW, Chrysler, Daimler, Ford (including Mazda), General Motors, Honda, Mitsubishi, Renault-Nissan, Suzuki, Toyota and Volkswagen, as well as their respective operating divisions and subsidiaries. Magna’s North American production sales accounted for approximately 50% and 49% of Magna’s consolidated sales for each of 2007 and 2006, respectively.

Magna’s customers in Europe include Aston Martin, BMW, Chrysler, Daimler, Fiat, Ford, General Motors, Honda, Porsche, PSA Peugeot Citroën, Renault-Nissan, Toyota and Volkswagen, as well as their respective operating divisions and subsidiaries. Magna’s European production and vehicle assembly sales accounted for approximately 42% and 41% of Magna’s consolidated sales for 2007 and 2006, respectively.

Magna’s customers in the “Rest of World” include BMW, Chery Automobile, Chrysler, Daimler, Fiat, Ford (including Mazda), General Motors, Hafei Automobile Group, Honda, Hyundai, Isuzu, Mitsubishi, PSA Peugeot Citroën, Renault-Nissan, Shanghai Automotive, Suzuki, Tianjin FAW Xiali Automotive, Toyota and Volkswagen, as well as their respective operating divisions and subsidiaries. Magna’s Rest of World production sales accounted for approximately 2% and 1% of Magna’s consolidated sales for 2007 and 2006, respectively.

Our Relationship with Magna

For the year ended December 31, 2007, the Magna group contributed approximately 98% of the rental revenues of our Real Estate Business and Magna continues to be our principal tenant. The level of business MID has received from Magna has declined significantly over the past three years, primarily due to: pressures in the automotive industry (primarily in North America) and Magna’s plant rationalization strategy, which have resulted in the closing of a number of manufacturing facilities in high cost countries; and uncertainty over MID’s ownership structure and strategic direction due largely to the dispute between the Company and one of its shareholders, Greenlight Capital, Inc. (“Greenlight”). Although MID continues to explore alternatives to re-establish a strong and active relationship with Magna, these factors may translate into a more permanent reduction in the quantum of business that MID receives from Magna.

Pressures in the Automotive Industry and Magna Plant Rationalization Strategy

Given the concentration of our rental portfolio with the Magna group, the trends in the automotive sector have an impact on our Real Estate Business. A number of trends have had a significant impact on the global automotive industry in recent years, including:

•                  declining North American production volumes;

•                  increasing market share of Asian-based automobile manufacturers and the declining market shares and resulting deteriorating financial condition of some of Magna’s customers;

•                  pricing pressure;

•                  increased exposure to elevated prices for raw materials and commodities, as well as energy prices;

•                  deteriorating financial condition of the supply base;

•                  growth of the automotive industry in low cost countries;

•                 growth of the A to D vehicle segments;

•                 increased prevalence of vehicles built off high-volume global vehicle platforms; and

•                 increasing customer and consumer demand for a variety of features.

These trends and the competitive environment existing in the automotive industry have resulted in Magna seeking to take advantage of lower operating cost countries and rationalize its existing manufacturing footprint. During fiscal 2005, Magna announced that it would be engaging in a plant rationalization strategy, which to date has included 14 facilities under lease from the Company – ten in North America and four in Europe. To date, Magna’s rationalization strategy has resulted in reductions in annualized lease payments and leaseable area of approximately $1.8 million and approximately 400 thousand square feet, respectively, with the remaining properties under lease from MID that are included in Magna’s rationalization strategy representing 898 thousand square feet of leaseable area with annualized lease payments of approximately $3.4 million at December 31, 2007.

As a result of this initiative and the challenges and pressures in the automotive industry in general, Magna may continue to rationalize its manufacturing footprint.

Shareholder Dispute

In January 2005, Greenlight, one of MID’s largest shareholders, requisitioned a special meeting of MID’s shareholders for the purpose of considering certain proposals. The Company’s Board of Directors recommended that shareholders vote against the proposals and the proposals were defeated at the special meeting held in May 2005. Greenlight then commenced an oppression application in August 2005 in the Ontario Superior Court of Justice against the Company and certain of its current and former directors and officers. The hearing of the application concluded on March 1, 2006 and on October 30, 2006, the Ontario Superior Court of Justice dismissed the oppression application. In November 2006, Greenlight filed a Notice of Appeal with the Ontario Divisional Court and the appeal hearing is currently scheduled for April 2008. In March 2008, MID received a shareholder proposal from Greenlight for consideration at MID’s May 2008 Annual and Special Meeting. See “Legal Proceedings”.

For more details on the impact of the Magna plant rationalization strategy and the shareholder dispute on our income-producing portfolio, see “Description of Our Real Estate Business – Description of Our Income-Producing Property Portfolio – Historical Growth of Our Income-Producing Property Portfolio”.

Business and Operations of MEC

MEC is a separate public company with its own board of directors and management team (although Mr. Stronach also sits on the MEC board and is MEC’s Interim Chief Executive Officer). As of March 28, 2008, our investment in MEC consists of 58,466,056 shares of its Class B Stock and 4,362,328 shares of its Class A Subordinate Voting Stock, representing approximately 96% of the total voting power of its outstanding stock and approximately 54% of the total equity interest in MEC. The Class B Stock of MEC is entitled to 20 votes per share and is convertible into shares of MEC’s Class A Subordinate Voting Stock on a one-for-one basis. MEC’s Class A Subordinate Voting Stock is entitled to one vote per share and trades on the Nasdaq National Market under the trading symbol “MECA” and on the TSX under the trading symbol “MEC.A”.

On February 12, 2008, MEC received notice from The Nasdaq Stock Market advising that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), MEC had 180 calendar days, or until August 11, 2008, to regain compliance with the minimum bid price for MEC’s Class A Subordinate Voting Stock required for continued listing on the Nasdaq Global Market. MEC received this notice because the bid price of its publicly held Class A Subordinate Voting Stock closed below the $1.00 per share minimum for 30 consecutive business days prior to February 12, 2008. During this 180 calendar day period, MEC’s Class A Subordinate Voting Stock will continue to trade on the Nasdaq Global Market. This notification has no effect on the listing of MEC’s Class A Subordinate Voting Stock on the TSX, nor on MID’s NYSE or TSX listings.

MEC owns and operates horse racetracks in California, Florida, Maryland, Texas, Oklahoma, Ohio, Oregon and Ebreichsdorf, Austria. In addition, MEC operated a racetrack in Michigan until November 2007 and, under a management agreement, operates a racetrack in Pennsylvania that it previously owned. Based on revenues, MEC is North America’s number one owner and operator of horse racetracks, and is a leading supplier, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. MEC currently operates or manages seven thoroughbred racetracks, one standardbred (harness racing) racetrack and two racetracks that run both thoroughbred and quarterhorse meets, as well as the simulcast wagering venues at these tracks. Also, MEC used to manage the thoroughbred and standardbred racing at Magna Racino™, but now expects that a local operator will manage future meets at that facility. Three of the racetracks owned or operated by MEC (Gulfstream Park, Remington Park and Magna Racino™) include casino operations with alternative gaming machines. In addition, MEC operates off-track betting facilities, a United States national account wagering business known as XpressBet®, which permits customers to place wagers by telephone and over the Internet on horse races at over 100 North American racetracks and internationally on races in Australia, South Africa, Dubai, Germany, the United Kingdom and Hong Kong, and a European account wagering service known as MagnaBet™. Under a series of March 2007 agreements with Churchill Downs Incorporated (“CDI”), MEC also owns a 50% interest in a joint venture, TrackNet Media Group, LLC, a content management company formed for distribution of the full breadth of MEC’s horseracing content. A separate joint venture with CDI also involves the ownership by MEC and CDI of equal (50%) shares in HorseRacing TV™ (“HRTV™”), a television network focused on horseracing that MEC initially launched on the Racetrack Television Network (“RTN”). HRTV™ is currently distributed to more than 15 million cable and satellite TV subscribers. RTN, in which MEC has a minority interest, was formed to telecast races from MEC’s racetracks and other racetracks to paying subscribers, via private direct to home satellite. MEC also owns AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry. To support certain of MEC’s thoroughbred racetracks, MEC owns and operates thoroughbred training centres in Palm Beach County, Florida and in the Baltimore, Maryland area and, under a triple-net lease agreement with MID, operates an additional thoroughbred training centre situated near San Diego, California. MEC also owns and operates production facilities in Austria and in North Carolina for StreuFex™, a straw-based horse bedding product. In addition to its racetracks, MEC’s real estate portfolio includes a residential development in Austria. MEC is also working with potential developers and strategic partners on proposals for developing leisure and entertainment and/or retail-based projects on the under-utilized lands surrounding, or adjacent to, certain of MEC’s premier racetracks. MEC and Forest City Enterprises, Inc. (“Forest City”) are the members of a joint venture formed pursuant to a May 2005 Limited Liability Company Agreement. The joint venture contemplates the development of The Village at Gulfstream Park, a 60-acre master-planned lifestyle destination, which will offer shops, destination retailers, signature restaurants, entertainment options and a residential live/work environment on a portion of the Gulfstream Park property. The groundbreaking for Phase 1 of this project occurred in June 2007. MEC has also entered into definitive operating agreements with certain affiliates of Caruso Affiliated (“Caruso”) regarding the proposed mixed use development of approximately 51 acres surrounding Santa Anita Park, though construction has not yet commenced due to a legal challenge from a developer of a neighbouring parcel.

For a more detailed discussion of MEC’s business, please refer to the following sections of MEC’s Annual report for the year ended December 31, 2007 on Form 10-K (the “MEC 10-K”): (i) the seven introductory paragraphs to the section entitled “Business – Our Business”; (ii) “Business – Our History”; (iii)  “Business – Our Content; (iv)  “Business – Our Properties; (v) “Business – Training Centers”; (vi) “Business – Account Wagering Operations”; (vii) “Business – Television Distribution”; (viii) “Business – Magna 5 Pick 5”; (ix) “Business – Sunshine Millions”; (x) “Business – StreuFEX”; (xi) “Business – Dixon Downs Development”; (xii) “Business – Competition”; (xiii) “Business – Government Regulation”; (xiv) “Business – Our Real Estate Portfolio”; (xv) “Business – Environmental Matters”; (xvi) “Business – Employees”; (xvii) “Risk Factors”; (xviii) “Legal Proceedings”; (xix) “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview”; (xx) “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Debt Elimination Plan”; (xxi) “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Seasonality”; and (xxii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”, which sections are hereby incorporated by reference. The complete MEC 10-K is available on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov (filed on March 14, 2008 under Commission File No. 000-30578). We have filed on SEDAR all of the portions of the MEC 10-K that we are incorporating by reference into this annual report. MEC has its own Board of Directors and management team (although Mr. Stronach also sits on the MEC board and is MEC’s Interim Chief Executive Officer), who have prepared the MEC 10-K independently. MID has not verified, nor do we take responsibility for, the accuracy or completeness of the information contained in the MEC 10-K.

MEC’s Ability to Continue as a Going Concern is in Substantial Doubt

MEC has incurred net losses in each fiscal year since the year ended December 31, 2002. At December 31, 2007, MEC had a working capital deficiency of $220.2 million and $209.4 million of debt scheduled to mature in 2008. If MEC is unable to repay its obligations when due, other current and long-term debt will also become due on demand as a result of cross-default provisions within loan agreements, unless MEC is able to obtain waivers or extensions. Accordingly, MEC’s ability to continue as a going concern is in substantial doubt and is dependent on MEC generating cash flows that are adequate to sustain the operations of the business, renewing or extending current financing arrangements and meeting its obligations with respect to secured and unsecured creditors, none of which is assured.

On September 13, 2007, following a strategic review, MEC announced the details of a debt elimination plan (the “MEC Debt Elimination Plan”), which is designed to eliminate MEC’s net debt by December 31, 2008 by generating aggregate proceeds of approximately $600 to $700 million through: (i) the sale of certain real estate, racetracks and other assets; (ii) the sale of, or entering into strategic transactions involving, MEC’s other racing, gaming and technology operations; and (iii) a possible future equity issuance by MEC, likely in 2008. These proceeds are to be used to fund MEC’s operations and applied to eliminate MEC’s net debt, including amounts owed to the MID Lender. Pursuant to a consulting agreement between MID and MEC, which requires MEC to reimburse MID for its expenses, MID management is assisting MEC in implementing the MEC Debt Elimination Plan.

Also on September 13, 2007, MID announced that the MID Lender had agreed to provide a bridge loan of up to $80 million to MEC, which matures on May 31, 2008 (the “MEC Bridge Loan”). For details of the MEC Bridge Loan, please see “Material Contracts”. The MEC Bridge Loan, together with a private placement of $20 million of MEC’s Class A Subordinate Voting Stock to Fair Enterprise Limited, a company that forms part of an estate planning vehicle for the family of Mr. Frank Stronach (MID’s Chairman and the Chairman and Interim Chief Executive Officer of MEC), was intended to provide short-term funding to MEC as it implements the MEC Debt Elimination Plan.

The sale of MEC assets under the MEC Debt Elimination Plan has taken longer than originally contemplated and, accordingly, MID management expects that MEC will likely be unable at May 31, 2008 to repay the MEC Bridge Loan at maturity or make the required $100 million repayment under the Gulfstream Park project financing facility (as discussed below). Furthermore, it is likely that MEC will need to seek additional funds in the short-term from one or more possible sources, which may include MID.

In addition to MEC pursuing additional funding sources in connection with its Debt Elimination Plan, MEC will also be required to seek extensions from existing lenders and additional financing and funds from one or more possible sources, which may include MID, in order to fund operations and implement its strategic plan. The availability of such extensions and additional funds is not assured and, if available, the terms thereof are not yet determinable.

Our Relationship with MEC

Our relationship with MEC provides us with the opportunity to purchase and/or participate in the development of MEC’s under-utilized lands and non-core real estate assets, as well as the development/redevelopment of new and existing MEC properties, including the development of alternative gaming facilities and/or residential projects.

During the year ended December 31, 2007, MID purchased all of MEC’s interests and rights in four properties, including: (i) a 34 acre parcel of residential development land in Aurora, Ontario for a purchase price of $10.1 million; (ii) a 64 acre parcel of excess land adjacent to MEC’s racetrack at Laurel Park in Howard County, Maryland for a purchase price of $20 million; (iii) a 157 acre development property in Palm Beach County, Florida adjacent to MEC’s Palm Meadows Training Center for a purchase price of $35.0 million; and (iv) a 205 acre parcel of land located in Bonsall, California for a purchase price of $24.0 million. In relation to each of these four properties, MID plans to pursue development opportunities over the medium- to long-term for its own account or with joint venture partners. As the Bonsall property currently houses the San Luis Rey Downs Thoroughbred Training Facility operated by MEC, MID has agreed to lease the property to MEC on a triple-net basis for nominal rent while MID pursues the necessary development entitlements and other approvals to permit the development of that property.

In addition, as discussed above, over the past three years, our Real Estate Business has participated in the redevelopment of two of MEC’s racing and alternative gaming venues by making available two project financing facilities to the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park (up to $162.3 million plus costs and capitalized interest) and Remington Park (up to $34.2 million plus costs and capitalized interest) (see “Material Contracts”).

We may make further investments in MEC, whether in the form of debt, equity or otherwise, or we may decrease our holdings in MEC. We are not subject to any restrictions regarding future investments in MEC and have not guaranteed any of MEC’s debt obligations or other commitments. We may also acquire additional properties from MEC. Any such potential transactions would be subject to review by MID’s Special Committee of Independent Directors and the approval of the MID Board.

DESCRIPTION OF OUR REAL ESTATE BUSINESS*

Introduction

Our Real Estate Business includes our core income-producing industrial real estate portfolio, primarily leased to the Magna group of companies. Subject to the significant decline in the level of business we have received from Magna over the past three years as discussed under “Company Overview – Business and Operations of Magna, Our Principal Tenant – Our Relationship with Magna”, we intend to continue to use our local market expertise, cost controls and long-established relationships with the Magna group to expand our existing real estate portfolio of industrial and commercial properties both with the Magna group and, potentially, with third parties. In addition, we intend to use our development expertise and financial flexibility to diversify our Real Estate Business by engaging in the development of mixed-use and residential projects on lands we own and acquired lands, including lands acquired from MEC. We have also participated in the redevelopment of two of MEC’s racing and alternative gaming venues by making available two project financing facilities of up to an aggregate of $196.5 million plus costs and capitalized interest. See “Company Overview – Business and Operations of MEC – Our Relationship with MEC”.

Description of Our Core Industrial Business

We have completed major development and expansion projects in both the North American and European markets. In respect of our business with Magna, we undertake each new industrial or commercial development project when a prospective tenant is identified and initiate construction once the tenant enters into a binding commitment to lease property from us. When opportunities arise, we purchase lands that are not immediately leaseable to a tenant in order to “land bank” for future development use, either with Magna or a third party.

* All information as of December 31, 2007 unless otherwise noted.

Industrial development projects are typically identified once a significant new automotive supply contract has been awarded to one of our Magna group tenants. The specifics of the contract are analyzed as to timing for production, location of the tenant’s customer and the method of shipment and timing allocated to shipping. “Just-in-time” delivery plants generally require locations in the immediate vicinity of the Magna group customer, while others may be located up to several hundred miles away. Based on these specific criteria, we analyze a number of locations (both greenfield sites and existing vacant plants) in a search area that is defined jointly by ourselves and the tenant. On greenfield sites, we typically short list sites that are fully serviced and zoned when available. Our site analysis also takes into consideration physical, legal and environmental due diligence, as well as an economic analysis of the local tax regime, government incentive programs and infrastructure requirements of the proposed development. During due diligence, we fully cost the project and execute a binding term sheet with the tenant that sets out the physical requirements of the project and major terms of the lease.

For certain construction projects, we use our experience and local expertise to act as the general contractor or to segregate pricing requirements for specific elements of a project to maximize returns and minimize construction costs. On the remainder of our projects, we outsource the design and construction of our projects. Depending on the nature and location of the project, we either manage our construction with regular on-site supervisory employees, or remotely through cost, scope of work and other management control systems. We do not have long-term contractual commitments with our contractors, consultants or suppliers of materials, who are generally selected on a competitive bid basis. We have established a network of local builders in our principal areas of business in the U.S., Ontario and Mexico, through whom we have confidence in meeting construction budgets and completion timelines. In Europe, our management team in Oberwaltersdorf, Austria, has developed similar relationships to enable us to meet our budgetary and timing requirements in Germany, Austria and elsewhere in Europe. During construction, we closely monitor the construction process and related payments of construction draws. Once construction is complete, we perform a final site review with the tenant and obtain tenant sign-offs in order to identify and remedy any deficiencies before occupancy by the tenant and release of holdback monies to the builder. Our standardized lease documentation is implemented at the end of the project.

We have consistently met the stringent production launch requirements of the Magna group for both greenfield developments and expansions.

Description of Our Non-Industrial Development Business

MID currently has several tracts of undeveloped land in both Canada and the United States that are not held for industrial development. These properties consist primarily of: (i) lands that we had originally “banked” for industrial use but for which the current industrial use is not the highest and best use; and (ii) development lands that we have acquired from MEC. We intend to rezone, develop and/or redevelop these properties over the medium- or long-term for our own account or with a joint venture partner.

Description of Our MEC Project Financing Facilities

We have participated in the redevelopment of two of MEC’s racing and alternative gaming venues by making available through the MID Lender two project financing facilities to the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park (up to $162.3 million plus costs and capitalized interest) and Remington Park (up to $34.2 million plus costs and capitalized interest) – see “Material Contracts” for details.

Description of Our Real Estate Assets

Our real estate assets are comprised of income-producing properties, properties under development, properties held for development and properties held for sale.

The following table sets out a summary profile of the aggregate net book value of our real estate assets in millions of dollars as at December 31, 2007.

Location	Income-Producing Property Portfolio	Properties Under Development	Properties Held for Development	Properties Held for Sale	Total
North America
Canada	$459.2	$—	$69.1	$1.4	$529.7
U.S.	243.7	—	132.1	—	375.8
Mexico	74.9	—	5.3	—	80.2
Europe
Austria	394.0	—	12.5	—	406.5
Germany	115.8	9.5	—	—	125.3
Other	37.1	—	7.3	—	44.4

Total in $	$1,324.7	$9.5	$226.3	$1.4	$1,561.9

Total as a %	84.8%	0.6%	14.5%	0.1%	100.0%

Description of Our Income-Producing Property Portfolio

Our income-producing property portfolio at December 31, 2007 was comprised of 105 properties located in North America and Europe, representing, in the aggregate, 27.3 million square feet of leaseable area. All of these properties are leased by way of operating leases, primarily to the Magna group. Our income-producing properties consist of heavy industrial manufacturing facilities, light industrial properties, corporate offices, product development and engineering centres and test facilities. The net book value of our income-producing properties as at December 31, 2007 was approximately $1.3 billion.

At December 31, 2007, our annualized lease payments were $177.2 million, representing a return of 10.6% on the gross carrying value of our income-producing property portfolio. At December 31, 2007, two of our properties in Europe collectively accounted for approximately 17% of our total annualized lease payments. When we use the term “annualized lease payments” in this Annual Information Form, we mean, for any fiscal year, the total annual rent payable to the Company if the lease payments as at the last day of such fiscal year were in place for the entire fiscal year, with rents denominated in foreign currencies being converted to U.S. dollars based on exchange rates in effect as at the last day of the applicable fiscal year. These amounts do not conform to revenue recognition policies under generally accepted accounting principles.

Historical Growth of Our Income-Producing Property Portfolio

Our income-producing property portfolio has grown from 75 properties totalling approximately 12.4 million square feet in 1998 to 105 properties totalling approximately 27.3 million square feet of leaseable area as at December 31, 2007. Between the end of 1998 and December 31, 2007, the total leaseable area of our income-producing property portfolio has increased by approximately 14.9 million square feet (net of dispositions), representing a nine-year compound annual growth rate of 9%.

However, primarily for the reasons discussed above under “Company Overview – Business and Operations of Magna, Our Principal Tenant – Our Relationship with Magna”, the level of business MID has received from Magna has declined significantly over the past three years. Accordingly, our income-producing property portfolio decreased from 109 properties at the end of 2006 to 105 properties at December 31, 2007 and we incurred a net reduction in the total leaseable area of our income-producing property portfolio of approximately 0.2 million square feet during fiscal 2007. Between the end of 2004 and December 31, 2007, the total leaseable area of our income-producing property portfolio has grown at a compound annual growth rate of 2%.

The following chart shows the historical growth in total leaseable area (net of dispositions) and number of properties within our income-producing property portfolio.

Income-Producing Property Portfolio
Total Leaseable Area and Number of Properties

Number of Properties	75	86	89	91	102	106	107	109	109	105

The following chart shows the historical growth of our annual development and acquisition expenditures (excluding the acquisition, as discussed above, of all of MEC’s rights and interests in four development properties in 2007 for aggregate consideration of $89.1 million and $1.6 million of related development costs).

Annual Development and Acquisition Expenditures(1)

(1)   The 2002 expenditures include $25.0 million of properties acquired as part of Magna’s acquisition of Donnelly Corporation, which is not reflected in our 2002 combined statement of cash flows as the acquisition was accounted for as a non-cash contribution by Magna. The 2004 expenditures include $15.3 million of liabilities assumed in connection with the acquisition of the Bowling Green, Kentucky facility from Magna on December 30, 2004. This property was a greenfield facility developed by MID. Expenditures in the 2005 statement of cash flows of $67.6 million also include a net $9.4 million reduction of accounts payable and accrued liabilities relating to capital expenditures. Expenditures in the 2006 statement of cash flows of $35.9 million also include a net $5.0 million reduction of accounts payable and accrued liabilities relating to capital expenditures. Expenditures in the 2007 statement of cash flows of $115.8 million include the acquisition of all of MEC’s rights and interests in four development properties for aggregate consideration of $89.1 million and $1.6 million of related development costs and exclude a net $2.8 million increase in accounts payable and accrued liabilities relating to capital expenditures.

Schedule of Lease Expiries

Leases due to expire in 2008 through 2012 represent no more than approximately 6.5% of the leased area of our income-producing property portfolio in any particular year. Leases representing approximately 88% of our total leased area expire in 2013 or later. As of December 31, 2007, the weighted average remaining term to expiry based on leased area for our income-producing property portfolio was approximately 8.5 years (December 31, 2006 – 9.3 years; December 31, 2005 – 10.6 years).

The following chart shows the percentage of leased area at December 31, 2007 in any particular year that is represented by leases scheduled to expire in that year, disregarding renewal options.

Income-Producing Property Portfolio
Lease Expiry Schedule

Tenant Mix

Magna and its subsidiaries are the tenants of all but eight of our income-producing properties. As at December 31, 2007, Magna and its wholly-owned subsidiaries and their respective operating units collectively represented approximately 98% of our annualized lease payments

The lease obligations of the tenant for the majority of the properties reside with non-public subsidiaries within the Magna group. As a general business practice, we seek an indemnity with respect to the tenant’s obligations from a more senior member of the Magna group where appropriate. See “Company Overview – Business and Operations of Magna, Our Principal Tenant”.

Principal Markets in Which the Real Estate Business Operates

Geographic Diversification of Our Income-Producing Property Portfolio

Our income-producing property portfolio consists of properties located in 9 countries within North America and Europe.

At December 31, 2007, approximately three-quarters of the Company’s annual lease payments were denominated in the Euro and the Canadian dollar and, accordingly, foreign exchange can have a significant impact on the Company’s results. The following chart shows a breakdown of our $177.2 million of annualized lease payments by country at December 31, 2007 (with the currency of the lease payments received from properties located in the various countries noted in brackets).

Income-Producing Property Portfolio
Breakdown of Annualized Lease Payments at December 31, 2007 by Country

(in millions of U.S. dollars)

Income-Producing Properties Located in Canada

Our 43 Canadian income-producing properties are in Ontario, with 37 properties located in the Greater Toronto Area representing approximately 81% of the Canadian income-producing properties based on annualized lease payments at December 31, 2007. The balance of the portfolio is located in Southwestern Ontario. All the leases for properties in Canada are denominated in Canadian dollars.

Income-Producing Properties in the United States

Our income-producing property portfolio includes 26 properties in the United States. Approximately 34% of the annualized lease payments at December 31, 2007 from our income-producing properties in the United States is derived from properties located in Michigan, 21% is derived from a property in Kentucky, 21% is derived from a property in South Carolina and 9% is derived from properties located in Iowa. The remainder of our annualized lease payments from the United States are derived from properties located in Tennessee, Illinois, Indiana, Missouri and Maryland. All the leases for properties in the United States are denominated in U.S. dollars.

Income-Producing Properties in Mexico

Our income-producing property portfolio includes eight properties in Mexico. Our Mexican income-producing properties are located in the states of Puebla, Coahuila and Nuevo Leon. All the leases for properties in Mexico are denominated in U.S. dollars.

Income-Producing Properties in Austria

Our income-producing property portfolio includes 12 properties in Austria, including the European headquarters of Magna situated in Oberwaltersdorf near Vienna. Approximately 93% of the Austrian income-producing properties based on annualized lease payments at December 31, 2007 are located in the Province of Styria. Magna’s Eurostar and Thondorf plants (our two largest income-producing properties globally, which account for approximately 17% of our total annualized lease payments) are located in the city of Graz, which is located approximately 200 kilometers south of Vienna. All the lease payments for properties in Austria are denominated in euros.

Income-Producing Properties in Germany

Our income-producing property portfolio includes 11 properties in Germany. Our German income-producing properties are located in smaller communities in the south of Germany in close proximity to Frankfurt, Stuttgart and neighbouring Austria. The properties are primarily located in the states of Baden-Württemberg, Hesse, Bavaria, Thüringen/Thuringia and Niedersachsen/Lower Saxony. All the leases for properties located in Germany are denominated in euros.

Income-Producing Properties in Other European Locations

Our income-producing property portfolio also includes two properties in the United Kingdom, the leases for which are all denominated in British pounds.

We also have one income-producing property in each of Spain, the Czech Republic and Poland. With the exception of Poland, which has lease payments denominated in zlotys, lease payments in respect of these properties are denominated in euros.

Description of Our Properties under Development

At December 31, 2007, there were two properties under development in Germany. These developments are expansions and refurbishments to existing facilities and, when completed, will add 85 thousand square feet to our income-producing portfolio. The total anticipated project costs related to these projects are $12.1 million, $9.5 million of which had been incurred as of December 31, 2007. During the first quarter of 2008, two additional expansion projects commenced, one in each of Germany and Mexico, representing an aggregate of 47 thousand square feet of leaseable area, at an estimated total cost of $6.6 million.

Description of Properties Held for Development or for Sale

We had approximately 1,400 acres of properties held for development, with a net book value of $226.3 million at December 31, 2007. Included in this amount are four properties representing an aggregate of 460 acres of development land purchased from MEC during 2007 for an aggregate purchase price of $89.1 million.

At December 31, 2007, we had one property held for sale with a total net book value of $1.4 million.

Leasing Arrangements

Negotiations with the Magna Group

As of March 28, 2008, the Stronach Trust beneficially owns approximately 66.4% of our outstanding Class B Shares. As well, M Unicar (whose shareholders consist of the Stronach Trust, Russian Machines and certain members of Magna’s management) indirectly owns Magna Class A Subordinate Voting Shares and Class B Shares representing in aggregate approximately 71% of the total voting power attaching to all Magna’s shares. The Stronach Trust indirectly owns the shares carrying the majority of the votes of M Unicar. Magna is governed by a board of directors on which each of the Stronach Trust and Russian Machines (indirectly through M Unicar) has the right to designate an equal number of nominees, in addition to Magna’s current co-chief executive officers.

Notwithstanding the Stronach Trust’s relationship with MID and Magna and the fact that we were formerly a wholly-owned subsidiary of Magna, all of Magna’s operating units operate as autonomous profit centres, with the compensation of the senior management of each unit generally tied to the profitability of that unit. Accordingly, we believe that all our negotiations with our tenants have been conducted on an arm’s length basis. Members of the Magna group engage in real estate development activities directly for their own account or with our competitors, including in circumstances where we have declined opportunities with terms or in locations we did not consider sufficiently attractive. As a general business practice, we contract with operating units of the Magna group that we consider sufficiently creditworthy, and/or we seek an indemnity from a more senior entity within the Magna group.

Subject to the significant decline in the level of business we have received from Magna over the past three years as discussed under “Company Overview – Business and Operations of Magna, Our Principal Tenant – Our Relationship with Magna”, we expect to enter into additional leases and agreements with Magna from time to time in the future, the terms of which will be determined by negotiations at such time and, in the case of material agreements, will be subject to approval by a special committee comprised of independent members of our Board of Directors.

Triple-Net Leases

Our leases are generally on a “triple-net” basis and provide that the tenant is responsible for all costs of occupancy, including operating costs, property taxes, the costs of maintaining insurance in respect of the property and maintenance costs. The tenant is not responsible for income taxes or capital taxes charged to us.

We are responsible for structural maintenance and repairs relating to the structural elements of the properties. Some leases provide that we must repair any serious damage to the base building systems. For certain components of a property, such as the roof membrane, parking lot and HVAC systems, we pay for the costs of replacement as necessary and, in most cases, recover such costs, plus interest, from the tenant over the expected useful life of the item replaced, as additional rent during the course of the lease.

Contractual Step-Ups in Rental Rates

Our existing leases generally provide for periodic rent escalations based either on fixed-rate step increases or on the basis of a consumer price index adjustment (generally limited to approximately 2% on an annual basis or 10% over five years).

Renewal Options Tied to Market Rental Rates

A significant portion of our portfolio includes built-in renewal options, generally tied to either market rental rates or to inflation (generally limited to approximately 2% on an annual basis or 10% over five years). The determination of market rent is, failing agreement, generally subject to arbitration.

Obligation to Restore Premises

Our leases generally provide that the tenant is obligated to restore the premises to a condition consistent with their condition on the commencement date of the lease, subject to reasonable wear and tear. Some leases do not require that the tenant remove minor alterations where our consent was not required for their installation.

Environmental Obligations

Our leases also provide that the tenants must maintain the properties in accordance with applicable laws, including environmental laws. The tenant must remove all hazardous and toxic substances from the premises when and as required by applicable laws, regulations and ordinances and in any event prior to the termination of its occupation of the premises. The leases generally also contain indemnities in our favour with respect to environmental matters. Those indemnities expire after a specified period of time following the termination of the lease. The leases generally provide that we may conduct environmental assessments and audits from time to time at our sole expense. See “Government Regulation” below.

Restrictions on Sales and Tenant Rights of Refusal

Most of our significant leases include a right of refusal in favour of the tenant with respect to the sale of the property in question. This right typically provides the tenant with a right to match any third party offer within a prescribed period of time, failing which we are free to accept the offer and complete the sale to the third party. Some leases provide that so long as the tenant is controlled, directly or indirectly, by Magna, we may not sell the property to a competitor of the tenant without the tenant’s consent.

Tenant Assignment Rights

The leases contain a restriction on assignment by the tenant without our consent, other than to affiliates or associates of the tenant. Generally, the existing leases do not restrict a change of control of the tenant. A change of control of the tenant would not necessarily affect the guarantee, if any, from a Magna entity in relation to the leased premises.

Termination Rights

Due to certain local statutory requirements, some Austrian leases provide that the tenant can terminate the lease at any time upon 12 months’ notice. In these cases, virtually all of the tenants have provided us with a guarantee from a non-Austrian affiliate with respect to the lease obligations that would arise should such a termination occur.

Competitive Advantages

We believe that our Real Estate Business has a number of advantages relative to our competitors, including:

•                  subject to the significant decline in the level of business we have received from Magna over the past three years as discussed above under “Company Overview – Business and Operations of Magna, Our Principal Tenant – Our Relationship with Magna”, we are well-positioned to respond to future development business requests from the Magna group given our successful track record and long history of property development for the Magna group on a global basis;

•                  we have a large, geographically diversified portfolio of properties that provides significant opportunities for expansion and income growth;

•                  we have a strong balance sheet with substantially less leverage than the industry norm, which provides us with the financial flexibility to pursue attractive business and strategic opportunities;

•                  we have considerable experience in on-time, on-budget land and property development across numerous geographic markets;

•                  we use customized construction and leasing documents that include detailed specifications and cost control measures, which enable us to compress project timelines and improve returns;

•                  we have an experienced management team and construction group familiar with the building and infrastructure requirements of our automotive tenants; and

•                  we have an entrepreneurial culture that we inherited from Magna and that drives our employees and management to grow our business.

Government Regulation

We are subject to a wide range of laws and regulations imposed by governmental authorities, including in particular zoning, building and similar regulations that affect our real estate holdings.

As an owner and developer of real property, we are also subject to environmental laws and regulations relating to air emissions, soil and ground water quality, noise emissions, wastewater discharge, waste management and storage of hazardous substances. Our standard forms of lease permit us to conduct environmental assessments and audits from time to time at our own expense. We do not generally conduct ongoing environmental assessments of our leased income-producing properties other than at the time of acquisition of a property because our tenants are generally responsible for the environmental integrity of the properties on which they operate, and are also required by the terms of the lease to provide us with copies of any environmental reports they create or obtain.

Our standard forms of lease also require the tenant to assume the costs of environmental compliance, including remediation or clean-up of any contamination that they have caused or contributed to on the leased premises. Despite our tenants’ obligation to indemnify us, we are responsible under applicable law for ensuring that a particular property is in compliance with environmental laws.

We are also subject to environmental laws and regulations requiring investigation and clean-up of environmental contamination. Our tenants operate certain manufacturing facilities that use environmentally sensitive processes and hazardous materials. On occasion, our tenants’ operations and our properties may become the subject of complaints from adjacent landowners, or inquiries or investigations by environmental regulators. Almost all of the costs relating to such complaints, inquiries or investigations to date have been incurred by our tenants pursuant to the terms of our leases with them. In the past, MID has engaged consultants and incurred minimal costs with respect to environmental matters arising from adjacent or nearby properties in order to protect the condition and marketability of our properties.

To date, environmental laws and regulations have not had a material adverse effect on our operations or financial condition. However, changes in these government laws and regulations are ongoing and may make environmental compliance increasingly expensive. We cannot predict future costs that we may be required to incur to meet environmental obligations.

Employees

At December 31, 2007, we employed 39 people in the Real Estate Business, the majority of whom are based at our headquarters in Aurora, Canada, and the balance of whom are located in Europe. We are not party to any collective bargaining agreements with any of our employees.

RISK FACTORS

This section describes the material risks affecting our business, financial condition, operating results and prospects. There may be other risks and uncertainties that are not known to us or that we currently believe are not material, but which also may have a material adverse effect on our business, financial condition, operating results or prospects.

In addition to the other information contained in this Annual Information Form, you should carefully consider the risks described below. If any of these risks actually is realized, our business, financial condition, operating results or prospects could be materially adversely affected.

Risks Related to Our Real Estate Business

Substantially all of the Real Estate Business’ revenue comes from payments that we receive under leases with the Magna group, so factors affecting the Magna group’s businesses will also affect us.

At December 31, 2007, all but eight of our income-producing properties are leased to the Magna group. The tenants for the majority of the properties are non-public subsidiaries within the Magna group and Magna typically does not guarantee the obligations of its subsidiaries under their leases with us. As a result, our operating and net income and the value of our property portfolio would be materially adversely affected if the members of the Magna group became unable to meet their respective financial obligations under their leases. See “Description of Our Real Estate Business — Description of Our Income-Producing Property Portfolio — Tenant Mix”.

We are subject to risks affecting the automotive parts industry.

Since the Magna group operates in the automotive parts industry, our business is, and for the foreseeable future will be, subject to conditions affecting the automotive industry generally. A decrease in the long-term profitability or viability of the automotive parts sector would have a material adverse impact on the financial condition of our tenants and could therefore adversely impact the value of our properties and our operating results. The industry in which Magna competes and the business it conducts are subject to a number of risks and uncertainties, including the following factors that may adversely affect the Magna group’s operations in the automotive parts sector:

•	declining production volumes caused by industry cyclicality and other factors, as well as changes in consumer demand for vehicles;
•	the consequences of shifting market shares among vehicles or automobile manufacturers, including a reduction in production volumes of high content vehicles, such as certain light trucks;
•	the inability of Magna’s customers to meet their financial obligations to Magna;
•	Magna’s ability to offset price concessions demanded by its customers;
•	Magna’s ability to fully recover pre-production expenses;
•	warranty and recall costs;
•	increased exposure to elevated steel, resin and other commodities prices, as well as energy prices;
•	the financial distress of some of Magna’s automotive suppliers;
•	Magna’s dependence on outsourcing by its customers;
•	Magna’s ability to compete with automotive suppliers with operations in low cost countries;
•	significant long-term fluctuations in relative currency values;
•	changes in Magna’s mix of earnings between jurisdictions with lower tax rates and those with higher tax rates, Magna’s ability to fully benefit tax losses and other potential tax exposures;
•	the termination of a production purchase order by a Magna customer;
•	expenses related to the rationalization of some of Magna’s operations;
•	impairment charges;
•	Magna’s ability to successfully identify, complete and integrate acquisitions;
•	risks associated with program launches;
•	the outcome of legal claims against Magna;
•	risks of conducting business in foreign countries, including Russia;
•	unionization activities;
•	work stoppages and labour relations disputes;
•	significant changes in laws and government regulations;
•	costs associated with compliance with environmental laws and regulations; and
•

the risk that the benefits, growth prospects and strategic objectives expected to be realized from the investment by, and strategic alliance with, Russian Machines may not be fully realized, may take longer to realize than expected or may not be realized at all.

Although we intend to lease additional properties to tenants other than the Magna group, it is unlikely that our dependence on the Magna group, and therefore the automotive industry, will be reduced significantly in the foreseeable future.

We have no agreement with the Magna group that it will continue to do business with us in the same manner as it has in the past or at all.

Virtually all the growth of our rental portfolio has been dependent on our relationship with the members of the Magna group as the tenants of our income-producing properties, as the customers for our development projects and as the source of our acquired properties. Although we have acted as the developer, real estate advisor, property manager and owner of a significant number of the industrial facilities of the Magna group since our inception, we have no assurance that we will continue to do so, and the level of business we have received from the Magna group has declined significantly over the past three years. We will be required to compete for any future business with the Magna group without any contractual preferential treatment.

Members of the Magna group have determined on occasion in the past and may increasingly in the future determine not to lease certain properties from us and not to renew certain leases on terms comparable to (or more favourable to us than) our existing arrangements with them, or at all. Moreover, particularly in light of the pressures in the automotive industry and Magna’s current plant rationalization plan and the dispute with one of MID’s shareholders (as discussed above under “Company Overview – Business and Operations of Magna, Our Principal Tenant – Our Relationship with Magna”), the level of business that we have received from Magna has significantly declined over the past three years and we may not continue to be able to acquire new properties from the Magna group as we have done in the past.

Any adverse change in our business relationship with the Magna group could have an adverse effect on the growth and profitability of our business.

The Magna group may not be successful in maintaining its level of growth, which would likely have a corresponding impact on our growth rate and annualized lease payments.

Virtually all of the growth of the Real Estate Business has resulted from the growth of the automotive parts business operated by the Magna group, including growth as a result of acquisitions. We expect to derive a portion of our future growth from continuing to build on our relationship with the Magna group so as to benefit from the Magna group’s future growth. However, the Magna group may not be successful in maintaining its historical growth rate and may not undertake acquisitions of new facilities at the same rate as in the past.

During 2005, Magna announced that it would be engaging in a plant rationalization strategy. To date, Magna’s rationalization strategy has included 14 facilities under lease from MID – ten in North America and four in Europe. In 2006, the Real Estate Business sold two of these properties (one in North America and one in Europe) representing an aggregate of 46 thousand square feet of leaseable area with annualized lease payments of $0.3 million. During 2007, MID sold two additional properties (one in North America and one in Europe) representing 135 thousand square feet of leaseable area with annualized lease payments of approximately $0.9 million. In conjunction with MID selling these four facilities, the leases were terminated by mutual agreement of MID and Magna, although Magna’s environmental indemnity continues for a specified period of time. Magna did not pay termination fees associated with these lease terminations, although Magna has paid certain costs associated with the sale of these properties and, in one case, transferred tenant improvements to MID.

In 2007, the Real Estate Business and Magna agreed to the assignment to third parties of the leases on one of the two remaining European properties and one of the eight remaining North American properties, representing an aggregate of 118 thousand square feet of leaseable area with annualized lease payments of approximately $0.8 million. Under the terms of the lease assignments, pursuant to indemnities from the prior tenants, MID will continue to receive the same rent for the remainder of the existing lease terms. In addition, MID negotiated lease extensions for both facilities.

MID and Magna are also in discussions to terminate the lease on the last remaining European property, which is located in the United Kingdom, representing 182 thousand square feet of leaseable area and annualized lease payments of approximately $0.7 million. The highest and best use of this property is residential and MID is in the process of rezoning the property and seeking approval of its redevelopment plans. In order to allow MID to move ahead with the redevelopment, MID is negotiating a termination of the existing lease with Magna, which, at the earliest, expires in 2013. MID anticipates paying Magna approximately $2.0 million to terminate the lease retroactive to May 31, 2007.

The remaining seven properties under lease from MID that are included in Magna’s announced rationalization strategy have an aggregate net book value of $26.4 million and represent 898 thousand square feet of leaseable area with annualized lease payments of approximately $3.4 million, representing 1.9% of MID’s annualized lease payments at December 31, 2007. Magna continues to be bound by the terms of the lease agreements for these seven properties regardless of its plant rationalization strategy. However, in light of the importance of the relationship with Magna to the success of the Real Estate Business, MID management continues to evaluate alternatives that provide Magna with the flexibility it requires to operate its automotive business, including releasing Magna from its obligation to continue to pay rent under these leases under certain circumstances.

Magna has indicated that it may engage in further rationalization of plants and we cannot be assured that Magna will not include additional plants owned by MID in its current or future rationalization plans. The Magna group’s inability to maintain its historical level of growth would likely adversely affect our growth and  the level of annualized lease payments that we receive. See “Description of Our Real Estate Business – Description of Our Income-Producing Property Portfolio – Historical Growth of Our Income-Producing Property Portfolio”. In addition, if the scope of Magna’s rationalization of plants owned by MID expands, MID is at risk of having the credit rating of its debt downgraded to below investment-grade. Should this occur, our ability to access the capital markets on favourable terms would be adversely affected and our borrowing costs would significantly increase.

Our non-industrial development business is subject to a number of risks commonly associated with the land development industry.

We face a variety of risks in relation to the land held by our Real Estate Business for purposes other than industrial development. While Magna-related industrial developments have a certain degree of predictability associated with them in that we generally have a predefined use and tenant for a given property, general development projects are more speculative and there can be no assurance that we will be able to successfully and profitably develop such properties if we undertake to do so. In that respect, we are exposed to the standard real estate development industry risks including the inability to obtain approvals from the requisite authorities on a timely basis or at all, development costs exceeding the economic value of the land, cost overruns and development and construction delays due to unforeseen factors such as the lack of municipal services or traffic capacity. In addition, the general real estate industry is subject to economic cycles that can result in fluctuating land and property values that have an effect on development projects. See “Risks Related to the Real Estate Industry” below.

Our international investments are subject to foreign currency fluctuations, which could reduce our revenues and increase our costs, and any future hedging transactions may limit our gains or result in losses for us.

From time to time, we may attempt to minimize or hedge our exposure to the impact that changes in foreign currency rates or interest rates may have on the Real Estate Business’ revenue and debt liabilities through the use of derivative financial instruments. The use of derivative financial instruments, including forwards, futures, swaps and options, in our risk management strategy carries certain risks, including the risk that losses on a hedge position will reduce our profits and the cash available for development projects or dividends. A hedge may not be effective in eliminating all the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives.

A substantial majority of our current property portfolio is located outside of the United States and generates lease payments that are not denominated in U.S. dollars. See the chart titled “Income-Producing Property Portfolio – Breakdown of Annualized Lease Payments at December, 31 2007 by Country” in “Description of Our Real Estate Business – Principal Markets in Which the Real Estate Business Operates – Geographic Diversification of Our Income-Producing Property Portfolio” above. Since we report our financial results in U.S. dollars and do not currently hedge our non-U.S. dollar rental revenues, we are subject to foreign currency fluctuations that could, from time to time, have an adverse impact on our financial position or operating results.

The terms of our leases limit our ability to increase rents in response to market conditions, so we may receive rents at levels below current fair market values.

Leases representing approximately 88% of our total leaseable area expire in 2013 or later. Our leases generally provide for periodic rent escalations based on specified percentage increases or a consumer price index adjustment, subject in some cases to a cap. As a result, the long-term nature of these leases limits our ability to increase rents contemporaneously with increases in market rates and may therefore limit our revenue growth and the market value of our income-producing property portfolio.

Most of our significant leases provide our tenants with rights of first refusal, which may adversely affect the marketability and market value of our income-producing property portfolio.

The rights of first refusal that we have granted to our tenants in most of our significant leases may deter third parties from incurring the time and expense that would be necessary for them to bid on our properties in the event that we desire to sell those properties. Accordingly, these rights of first refusal may adversely affect our ability to sell our properties or the prices that we receive for them upon any sale. In addition, the rights of first refusal may adversely affect the market value of our income-producing property portfolio. See “Description of Our Real Estate Business – Leasing Arrangements – Restrictions on Sales and Tenant Rights to Purchase”.

We are subject to competition for the acquisition of new properties and we may not compete successfully, which would limit our ability to invest in and develop new properties.

We compete for suitable real estate investments with many other parties, including real estate investment trusts, insurance companies and other investors (both Canadian and foreign), which are currently seeking, or which may seek in the future, real estate investments similar to those desired by us. Some of our competitors may have greater financial and operational resources, or lower required return thresholds, than we do. Accordingly, we may not be able to compete successfully for these investments. Increased competition for real estate investments resulting, for example, from increases in the availability of investment funds or reductions in financing costs would tend to increase purchase prices and reduce the yields from the investments.

Risks Related to Our Controlling Shareholder

We are controlled by the Stronach Trust.

As of March 28, 2008, the Stronach Trust beneficially owns approximately 66.4% of our outstanding Class B Shares. Those shares represent approximately 0.78% of our total outstanding shares and approximately 56.8% of the aggregate voting power of our outstanding shares. Accordingly, the Stronach Trust is deemed to control MID and is able to elect all our directors. Subject to applicable law, the Stronach Trust may, as a practical matter, be able to cause us to effect corporate transactions without the consent of our other shareholders and to control the amount and timing of dividends. In addition, the Stronach Trust is able to cause or prevent a change in our control.

Our controlling shareholder and our Chairman have interests in Magna and MEC that could conflict with the interests of other holders of our shares.

Mr. Frank Stronach, our Chairman and the Chairman of Magna, and three other members of his family are the trustees of the Stronach Trust. Mr. Stronach is also one of the members of the class of potential beneficiaries of the Stronach Trust. Accordingly, Mr. Stronach may be deemed to beneficially own the shares owned by the Stronach Trust, although he disclaims beneficial ownership for all purposes other than for U.S. securities law purposes. Taking into account the shares directly or indirectly owned by, or over which direct or indirect control or direction is exercised by, the Stronach Trust and certain acquisition corporations and estate planning vehicles, associates of Mr. Stronach control approximately 67.1% of the votes carried by MID’s outstanding Class A Subordinate Voting and Class B Shares.

M Unicar (whose shareholders consist of the Stronach Trust, Russian Machines and certain members of Magna’s management) indirectly owns Magna Class A Subordinate Voting Shares and Class B Shares representing in aggregate approximately 71% of the total voting power attaching to all Magna’s shares. The Stronach Trust indirectly owns the shares carrying the majority of the votes of M Unicar. Magna is governed by a board of directors on which each of the Stronach Trust and Russian Machines (indirectly through M Unicar) has the right to designate an equal number of nominees, in addition to Magna’s current co-chief executive officers.

Mr. Stronach is also the Chairman, Interim Chief Executive Officer and founder of MEC. Taking into account the Class A Subordinate Voting Stock of MEC directly or indirectly held or controlled by MID and certain acquisition corporations and estate planning vehicles, Mr. Stronach’s associates directly or indirectly control approximately 29.1% of the outstanding Class A Subordinate Voting Stock of MEC. In addition, MID, controlled by the Stronach Trust, holds 58,466,056 shares of MEC Class B Stock, which, when combined with MID’s Class A shareholdings of MEC, represents in aggregate an approximately 54% equity interest and 96% voting interest in MEC. Mr. Stronach also holds personally the right to acquire 1,000,000 shares of Class A Subordinate Voting Stock of MEC issuable upon the exercise of stock options.

As a result of these relationships, the interests of the Stronach Trust and our Chairman may not be the same as those of our other shareholders, particularly in connection with corporate transactions that might involve a change in our control, which the Stronach Trust might not favour even if our other shareholders would. Subject to applicable laws regarding related party transactions and the protection of minority shareholders, the fiduciary duties of our directors to act in the best interests of our company and our internal governance procedures, those conflicts of interest could influence decisions made regarding transactions and investments that we effect or choose not to effect in the future, particularly with Magna and MEC. Furthermore, under the applicable laws of Ontario, as a shareholder, the Stronach Trust does not have a fiduciary duty to us or any of our shareholders.

Our transactions with the Magna group may not be on an arm’s length basis.

Virtually all the Real Estate Business’ revenue is generated pursuant to leases with the Magna group. Most of these leases were entered into by our predecessor entities while they were wholly-owned subsidiaries of Magna. Although we intended for these leases to be on arm’s length commercial terms, there can be no assurance that independent parties negotiating at arm’s length would have arrived at the same terms. Since we are under common control with the Magna group, there is a risk that any decisions or actions taken by either of us regarding these leases (including with respect to renewals, amendments, disputes or enforcement proceedings) may not be the same as if we operated on an arm’s length basis.

Our tax structure benefits from MID being under common control with Magna and MEC and would be adversely affected if this were no longer the case.

As noted earlier, MID is controlled by the Stronach Trust and MID controls MEC. As well, the Stronach Trust indirectly owns the shares carrying the majority of the votes of M Unicar, which controls Magna. As a result, we pay a relatively low rate of income tax on our foreign (non-Canadian) earnings derived from MEC and Magna. In the event that MID and Magna or MID and MEC ceased to be under common control, our foreign earnings would be subject to a significantly higher rate of tax and this would adversely affect our after-tax results of operations and Funds From Operations.

Risks Related to the Real Estate Industry

Real estate investments are subject to numerous risks that could adversely affect our operating results, many of which are beyond our control.

Because we own, lease and develop real property, we are subject to the risks generally incident to investments in real property. The investment returns available from investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred. We may experience delays and incur substantial costs in enforcing our rights as lessor under defaulted leases, including costs associated with being unable to rent unleased properties to new tenants on a timely basis or with making improvements or repairs required by a new tenant. In addition, a variety of other factors outside of our control affect income from properties and real estate values, including environmental laws and other governmental regulations, real estate, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing environmental, real estate, zoning or tax laws can make it more expensive or time consuming to develop real property or expand, modify or renovate existing structures. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. In addition, real estate investments are often difficult to sell quickly. Similarly, if financing becomes less available, it becomes more difficult both to acquire and to sell real property. Moreover, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Although we are geographically diversified, any of these factors could have a material adverse impact on our results of operations or financial condition in a particular market.

Real estate development is subject to timing, budgeting and other risks that could adversely affect our operating results.

We intend to develop properties as suitable opportunities arise, taking into consideration the general economic climate. Real estate development has a number of risks, including risks associated with:

•                  construction delays or cost overruns that may increase project costs;

•                  receipt of zoning, occupancy and other required governmental permits and authorizations;

•                  development costs incurred for projects that are not pursued to completion;

•                  so-called acts of God, such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•                  ability to raise capital; and

•                  governmental restrictions on the nature or size of a project.

Our development projects may not be completed on time or within budget, and there may be no market for the new use after we have completed development, either of which could adversely affect our operating results.

We may be unable to renew leases on favourable terms or find new tenants for vacant properties.

We may be unable to lease a vacant property in our portfolio (including those vacated as part of Magna’s plant rationalization strategy) on economically favourable terms, particularly properties that were designed and built with unique features. In addition, we may not be able to renew an expiring lease or to find a new tenant for the property for which the lease has expired, in each case on terms at least as favourable as the expired lease. Renewal options are generally based on changes in the consumer price index or prevailing market rates. Market rates may be lower at the time of the renewal options, and accordingly, leases may be renewed at lower levels of rent than are currently in place. Our tenants may fail to renew their leases if they need to relocate their operations as a result of changes in location of their customers’ operations or if they choose to discontinue operations as a result of the loss of business.

Many factors will affect our ability to lease vacant properties, and we may incur significant costs in making property modifications, improvements or repairs required by a new tenant. In addition, we may incur substantial costs in protecting our investments in leased properties, particularly if we experience delays and limitations in enforcing our rights against defaulting tenants. Furthermore, if one of our tenants rejects or terminates a lease under the protection of bankruptcy, insolvency or similar laws, our cash flow could be materially adversely affected. The failure to maintain a significant number of our income-producing properties under lease would have a material adverse effect on our financial condition and operating results.

Environmental compliance costs and liabilities with respect to our real estate may adversely affect us.

Under various federal, state, provincial and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in an affected property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate properly, may materially impair the value of our real property assets or adversely affect our ability to borrow by using such real property as collateral. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials, into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials or other hazardous materials. As an owner of properties, we are subject to these potential liabilities.

Capital and operating expenditures necessary to comply with environmental laws and regulations, to defend against claims of liability or to remediate contaminated property may have a material adverse effect on our results of operations and financial condition. We may also become subject to more stringent environmental standards as a result of changes to environmental laws and regulations, compliance with which may have a material adverse effect on our results of operations and financial condition. Moreover, environmental laws may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, limiting development or expansion of our property portfolio or requiring significant expenditures.

Risks Related to Our Investment in Magna Entertainment Corp.

Because our holdings in MEC represent approximately 96% of the total voting power of its outstanding stock and approximately 54% of the total equity interest in MEC, we are required to consolidate the financial position and operating results of MEC with those of the Real Estate Business. MEC represented approximately 43% of our consolidated assets at December 31, 2007 and approximately 79% of our consolidated revenues from continuing operations for the year ended December 31, 2007, and materially affects our consolidated net income. Accordingly, the risks related to MEC are also risks to our combined financial condition and operating results and the market value of our investment in MEC.

In addition, at December 31, 2007, the MID Lender had loans outstanding from MEC and certain of MEC’s subsidiaries in the aggregate amount of $236.8 and during the year ended December 31, 2007, MID’s Real Estate Business recognized interest and fee income from MEC of $22.5 million.

MEC is in financial distress and its ability to continue as a going concern is in substantial doubt.

The results of operations and the financial position of MEC have been included in MID’s consolidated financial statements for fiscal 2007 on a going concern basis, which contemplates the realization of MEC’s assets and the discharge of MEC’s liabilities in the normal course of business for the foreseeable future.  MEC has incurred net losses before minority interest recovery of $68.8 million, $65.4 million and $107.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. At December 31, 2007, MEC had a working capital deficiency of $220.2 million and $209.4 million of debt scheduled to mature in 2008, including $137.4 million due to the MID Lender.  If MEC is unable to repay its obligations when due, other current and long-term debt will also become due on demand as a result of cross-default provisions within loan agreements, unless MEC is able to obtain waivers or extensions.  Accordingly, MEC’s ability to continue as a going concern is in substantial doubt and is dependent on MEC generating cash flows that are adequate to sustain the operations of the business, renewing or extending current financing arrangements and meeting its obligations with respect to secured and unsecured creditors, none of which is assured. Furthermore, and as noted previously, in addition to MEC pursuing additional funding sources in connection with its Debt Elimination Plan, MEC will also be required to seek extensions from existing lenders and additional financing and funds from one or more possible sources, which may include MID, in order to fund operations and implement its strategic plan, including capitalizing on future growth opportunities.  The availability of such extensions and additional funds is not assured and, if available, the terms thereof are not yet determinable.

The credit rating of our debt may be reduced to below investment-grade as a result of the economic situation and outlook of MEC.

If the overall financial situation at MEC continues to weaken, MID is at risk of having the credit rating of its debt downgraded to below investment-grade.  Should this occur, our ability to access the capital markets on favourable terms would be adversely affected and our borrowing costs would significantly increase.

MEC’s business is subject to different risk factors than the Real Estate Business.

MEC’s business is subject to different risk factors than the Real Estate Business.  For a discussion of the risks associated with MEC, please refer to the section of the MEC 10-K entitled “Risk Factors”, which section is hereby incorporated by reference.  The complete MEC 10-K is available on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and on the U.S. Securities and Exchange Commission’s (“SEC”) website at www.sec.gov (filed on March 14, 2008 under Commission File No. 000-30578).  We have separately filed on SEDAR all of the portions of the MEC 10-K that we are incorporating by reference into this annual report.  MEC has its own Board of Directors and management team (although Mr. Stronach also sits on MEC’s board and is MEC’s Interim Chief Executive Officer), who have prepared the MEC 10-K independently.  MID has not verified, nor do we take responsibility for, the accuracy or completeness of the information contained in the MEC 10-K.

AFFILIATE RELATIONSHIPS AND TRANSACTIONS

Relationship with Our Controlling Shareholder

As of March 28, 2008, the Stronach Trust beneficially owns approximately 66.4% of our outstanding Class B Shares, and as such is able to elect all our directors. Therefore, the Stronach Trust may be able to cause us to effect certain corporate transactions without the consent of our other shareholders and to control the amount and the timing of dividends, subject in each case to applicable laws regarding related party transactions and the protection of minority shareholders, the fiduciary duties of our directors to act in the best interests of our company and our internal governance procedures. In addition, the Stronach Trust is able to cause or prevent a change in our control. Furthermore, under the applicable laws of Ontario, as a shareholder, the Stronach Trust does not have a fiduciary duty to us or any of our shareholders.

M Unicar (whose shareholders consist of the Stronach Trust, Russian Machines and certain members of Magna’s management) indirectly owns Magna Class A Subordinate Voting Shares and Class B Shares representing in aggregate approximately 71% of the total voting power attaching to all Magna’s shares. The Stronach Trust indirectly owns the shares carrying the majority of the votes of M Unicar.  Magna is governed by a board of directors on which each of the Stronach Trust and Russian Machines (indirectly through M Unicar) has the right to designate an equal number of nominees, in addition to Magna’s current co-chief executive officers.  Magna and MID are related parties due to the fact that both entities may be considered to be under the control of the Stronach Trust.

Mr. Frank Stronach, the Chairman of MID, Magna and MEC, and three other members of his family are the trustees of the Stronach Trust. Mr. Stronach is also one of the members of the class of potential beneficiaries of the Stronach Trust. Accordingly, Mr. Stronach may be deemed to beneficially own the shares owned by the Stronach Trust, although he disclaims beneficial ownership for all purposes other than for U.S. securities law purposes. We believe that there are significant benefits derived from Mr. Stronach’s role as Chairman of our company. In particular, we are able to benefit from Mr. Stronach’s experience and track record in establishing companies with successful and entrepreneurial corporate cultures, and from his substantial experience with the Magna group.

The Company holds an approximate 54% equity and 96% voting interest in MEC, and as such is deemed to control MEC and is able to elect all of MEC’s directors. Therefore, the Company is able to cause MEC to effect certain corporate transactions without the consent of MEC’s minority stockholders, subject to applicable law and the fiduciary duties of MEC’s directors and officers. In addition, the Company is able to cause or prevent a change in control of MEC.

Related Party Transactions

Virtually all the Real Estate Business’ revenue is obtained from “related parties”, including the Magna group and MEC.

We have entered into or propose to enter into various transactions with members of the Magna group, including substantially all our existing leases and certain services arrangements. We expect to enter into additional leases and agreements with Magna from time to time in the future, the terms of which will be determined by negotiations at such time and, in the case of material agreements, will be subject to approval by a special committee comprised of independent members of our Board of Directors.

We have also entered into various transactions with MEC, including the purchase of development properties, the project financings for Gulfstream Park and Remington Park and the MEC Bridge Loan.  MEC plans to sell or develop certain additional under-utilized lands and non-core real estate assets and we may participate in the purchase and/or development of such lands and assets.

As described below under “Material Contracts”, the MID Lender is currently party to two project financing facilities with certain of MEC’s subsidiaries and to the MEC Bridge Loan with MEC.  The entering into of these financing arrangements, as well as any material amendments thereto, and the asset purchases described in the previous paragraph, were approved by the MID board of directors (with Messrs. Stronach and Mills refraining from voting given their positions as directors of MEC at the applicable times) based on recommendations from a special committee comprised of independent members of our Board of Directors. From time to time, each of MID and the special committee engaged financial and legal advisors to assist in deliberations relating to such related party transactions with MEC.

There can be no assurance that transactions between us and Magna or between us and MEC have been or will be on the same terms as would be negotiated between arm’s length parties.  Subject to certain exceptions (which MID has availed itself of in the past and may avail itself of again the future), rules of applicable Canadian securities regulatory authorities require issuers involved in a “related party transaction” to obtain an independent valuation and the approval of the transaction by a majority of minority shareholders.  We intend to comply with these and any other applicable regulatory requirements.  See “Risk Factors – Risks Related to Our Controlling Shareholder”.

For further information on related party transactions, please refer to notes 7 and 20 to our consolidated financial statements for the year ended December 31, 2007, which notes are hereby incorporated by reference.  Our consolidated financial statements for the year ended December 31, 2007 and the notes thereto are available on SEDAR at www.sedar.com.

DESCRIPTION OF CAPITAL STRUCTURE

Public Debt

In December 2004, we issued Cdn.$265 million of 6.05% Senior Unsecured Debentures due December 22, 2016 at a price of Cdn.$995.70 per Cdn.$1,000 of principal amount.  Pursuant to the terms of the indenture governing the Debentures, the aggregate principal amount of total funded debt of the Real Estate Business cannot exceed 40% of its total capitalization.

Share Capital

Our authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 706,170 Class B Shares and an unlimited number of Preference Shares issuable in series, all with no par value. As of March 23, 2008, there were 46,160,564 Class A Subordinate Voting Shares, 547,413 Class B Shares and no Preference Shares issued and outstanding, and the votes attached to our Class A Subordinate Voting Shares represented 14.4% of the aggregate voting rights attached to our securities.

As at December 31, 2007, options to purchase 125,000 Class A Subordinate Voting Shares at Cdn.$32.21 per share (four year vesting period with an expiry of September 17, 2017), 155,000 Class A Subordinate Voting Shares at Cdn.$31.85 per share (four year vesting period with an expiry of September 16, 2013), 96,544 Class A Subordinate Voting Shares at Cdn.$35.62 (four year vesting period with an expiry of December 21, 2014), 20,000 Class A Subordinate Voting Shares at Cdn.$39.12 (three year vesting period with an expiry of January 31, 2016) and 120,000 Class A Subordinate Voting Shares at Cdn.$41.17  (four year vesting period with an expiry of October 5, 2016) were issued and unexercised under the Stock Option Plan. At December 31, 2007, the number of Class A Subordinate Voting Shares remaining available for future issuance under the Corporation’s Stock Option Plan, excluding securities issuable upon conversion of outstanding options, was 2,095,000.

Class A Subordinate Voting Shares

The holders of our Class A Subordinate Voting Shares are entitled:

•                  to one vote for each Class A Subordinate Voting Share held (together with the holders of our Class B Shares, which are entitled to vote at such meetings on the basis of 500 votes per Class B Share held) at all meetings of our shareholders other than meetings of the holders of another class or series of shares;

•                  on a pro rata basis with the holders of our Class B Shares, to receive any dividends (except for stock dividends as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to shares ranking in priority to our Class A Subordinate Voting Shares and Class B Shares; and

•                  after the payment of all our liabilities and subject to the rights of the holders of our shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares (including holders of our Preference Shares), to receive, on a pro rata basis with the holders of our Class B Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

Class B Shares

The holders of our Class B Shares are entitled:

•                  to 500 votes for each Class B Share held (together with the holders of our Class A Subordinate Voting Shares, which are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of our shareholders other than meetings of the holders of another class or series of shares;

•                  on a pro rata basis with the holders of our Class A Subordinate Voting Shares, to receive any dividends (except for stock dividends as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares;

•                  after the payment of all our liabilities and subject to the rights of the holders of our shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares (including holders of our Preference Shares), to receive, on a pro rata basis with the holders of our Class A Subordinate Voting Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; and

•                  from time to time, to convert our Class B Shares into our Class A Subordinate Voting Shares on a one-for-one basis.

Stock Dividends

Under our articles of amalgamation, our Board of Directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Shares in our Class A Subordinate Voting Shares and payable on our Class B Shares in our Class A Subordinate Voting Shares or in our Class B Shares. No dividend payable in our Class B Shares may be declared on our Class A Subordinate Voting Shares.

Preference Shares

Our Board of Directors may, without the approval of any of our shareholders, fix the number of shares in and determine the attributes of an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Class A Subordinate Voting Shares and our Class B Shares but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

Amendments to the Share Provisions and Other Matters

The provisions attaching to our Preference Shares, to a series of Preference Shares, to our Class A Subordinate Voting Shares and to our Class B Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, our Class A Subordinate Voting Shares or our Class B Shares may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by the vote of two-thirds of those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

Neither our Class A Subordinate Voting Shares nor our Class B Shares may be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Takeover Protection

Under applicable Canadian law, an offer to purchase our Class B Shares would not necessarily result in an offer to purchase our Class A Subordinate Voting Shares. Accordingly, our articles of amalgamation provide that our Class A Subordinate Voting Shares are convertible into our Class B Shares on a one-for-one basis, at the option of the holder, upon an offer being made for our Class B Shares where:

(1)                                by reason of applicable securities legislation or stock exchange requirements, the offer must be made to all holders of Class B Shares; and

(2)          no equivalent offer is made for our Class A Subordinate Voting Shares;

for the purpose of allowing the holders of our Class A Subordinate Voting Shares to tender into such offer.

Credit Facility

We have an unsecured senior revolving credit facility in the amount of $50.0 million. The credit facility is available by way of U.S. or Canadian dollar loans or letters of credit. The credit facility expires on December  21, 2008, unless extended with the consent of both parties. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business’ ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. Currently, we are subject to the lowest applicable margin available, with drawn amounts incurring interest at LIBOR or bankers’ acceptance rates plus 1.0%, or the U.S. base or Canadian prime rate. The credit facility contains negative and affirmative financial and operating covenants. At December 31, 2007, we were in compliance with all of these covenants.  At December 31, 2007, we had no borrowings under the facility, but we had issued letters of credit totaling $0.3 million.

Credit Ratings

Our senior unsecured indebtedness, including our senior unsecured debentures, currently has a rating of BBB (high) with a negative trend from DBRS and a rating of Baa3 with a negative outlook from Moody’s Investors Service, Inc. (“Moody’s”).  Credit ratings and stability ratings are intended to provide investors with an independent measure of credit quality of an issue of securities and are not recommendations to buy, sell or hold securities.  Ratings may be subject to revision or withdrawal at any time by the rating organization.

According to the DBRS rating system, long-term debt rated BBB is of adequate credit quality.  Protection of interest and principal is considered acceptable, but the entity is fairly susceptible to adverse changes in financial and economic conditions, or there may be other adverse conditions present which reduce the strength of the entity and its rated securities.  Each rating category is denoted by the subcategories “high” and “low”.  The absence of either a “high” or “low” designation indicates the rating is in the “middle” of the category.  DBRS also assigns rating trends to each of its ratings to give investors an understanding of DBRS’ opinion regarding the outlook for the rating in question.

According to Moody’s rating system, debt securities rated Baa are subject to moderate credit risk.  They are considered medium-grade and as such may possess certain speculative characteristics.  Numerical modifiers 1, 2 and 3 are applied to each rating category, with 1 indicating that the obligation ranks in the higher end of the category, 2 indicating a mid-range ranking and 3 indicating a ranking in the lower end of the category.

DIVIDEND POLICY

MID

Holders of our Class A Subordinate Voting Shares and our Class B Shares are entitled to receive such dividends as may be declared by our Board of Directors on a pro rata basis, subject to the preferential rights attaching to our Preference Shares (none of which has been issued as of March 28, 2008) and to any other of our shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares (none of which has been issued as of March 28, 2008).

Subject to applicable law, we expect to pay dividends on our Class A Subordinate Voting Shares and Class B Shares in accordance with a dividend policy to be determined by our Board of Directors from time to time. The dividend rate will be established by our Board having regard to our financial resources, cash requirements, the Company’s policy to retain a significant portion of its cash flow to fund future growth, and other relevant factors.

During each of 2007 and 2006, the Company paid one quarterly dividend of $0.15 per Class A Subordinate Voting Share and Class B Share in respect of the fourth quarter of the prior fiscal year and three quarterly dividends of $0.15 per Class A Subordinate Voting Share and Class B Share for each of the first three quarters in that fiscal year. During 2005, the Company paid one quarterly dividend of $0.09 per Class A Subordinate Voting Share and Class B Share in respect of the fourth quarter of fiscal 2004 and three quarterly dividends of $0.15 per Class A Subordinate Voting Share and Class B Share for each of the first three quarters in fiscal 2005. During 2004, the Company paid four quarterly dividends of $0.09 per Class A Subordinate Voting Share and Class B Share in respect of the fourth quarter of fiscal 2003 and each of the first three quarters in fiscal 2004. No dividends were paid in fiscal 2003.  The first quarterly dividend of fiscal 2008, $0.15 per share in respect of the fourth quarter of 2007, is payable on or after April 15, 2008 to shareholders of record at the close of business on March 30, 2008.

MEC

MEC has never declared or paid dividends on its Class A Subordinate Voting Stock or Class B Stock and it does not anticipate declaring or paying cash dividends until it generates after-tax profits, if ever.  The holders of MEC’s Class A Subordinate Voting Stock and Class B Stock are entitled to receive their proportionate share of dividends declared by MEC’s board of directors, except in the case of certain stock dividends.  Any dividends will be declared on MEC’s Class A Subordinate Voting Stock and Class B Stock in accordance with its restated certificate of incorporation, including its Corporate Constitution, which sets forth certain dividend entitlements for MEC’s stockholders if it generates after-tax profits, subject to applicable law.

MARKET FOR SECURITIES

Our Class A Subordinate Voting Shares and our Class B Shares are listed and posted for trading on the TSX under the symbols “MIM.A” and “MIM.B”, respectively, and our Class A Subordinate Voting Shares are listed and posted for trading on the NYSE under the symbol “MIM”.

The following table provides information regarding the price range and volume traded for our Class A Subordinate Voting Shares and our Class B Shares on the TSX on a monthly basis for each month of the year ended December 31, 2007.

	Class A Subordinate Voting Shares			Class B Shares
	High (Cdn.$)	Low (Cdn.$)	Traded Volume	High (Cdn.$)	Low (Cdn.$)	Traded Volume

January 2007	$41.99	$40.40	277,835	$41.15	$41.15	5

February 2007	$43.64	$41.50	331,504	$42.75	$40.51	115

March 2007	$43.58	$41.57	396,926	—	—	—

April 2007	$43.84	$42.08	204,311	—	—	—

May 2007	$43.50	$41.40	449,106	$42.71	$42.71	502

June 2007	$41.75	$37.57	515,483	$41.90	$41.90	15

July 2007	$40.45	$34.12	1,203,641	—	—	—

August 2007	$34.54	$29.00	1,854,254	—	—	—

September 2007	$33.68	$31.95	1,678,862	—	—	—

October 2007	$34.07	$30.22	1,734,476	$33.01	$33.01	30

November 2007	$30.54	$26.75	1,521,261	$29.25	$28.01	3,425

December 2007	$31.63	$27.17	1,575,918	$29.26	$29.26	50

In December 2004, we issued Cdn.$265 million of 6.05% Senior Unsecured Debentures due December 22, 2016 at a price of Cdn.$995.70 per Cdn.$1,000 of principal amount.

DIRECTORS AND OFFICERS; AUDIT COMMITTEE

The following table provides the name, province or state and country of residence, the position and office held with us and the present principal occupation (if not with the Company) of each of our directors and officers and, with respect to our directors, the date since which such director has served on our board:

Name, Province/State and Country of Residence	Position and Office Held with the Company	Present Principal Occupation (if not with the Company)	Director Since

Frank Stronach(1)	Chairman of the Board and	Partner, Stronach & Co.	August 29, 2003
Oberwaltersdorf, Austria	Director	(Consultant)

Dennis J. Mills	Vice-Chairman of the Board	N/A	August 30, 2004
Ontario, Canada	and Director

John Barnett.(2)(3)	Lead Director	President and Chief Executive	May 2, 2006
Ontario, Canada		Officer, Rothmans Inc. and Rothmans, Benson & Hedges Inc., tobacco companies

Barry B. Byrd	Director	Partner, Pineiro, Wortman &	August 29, 2003
Florida, USA		Byrd, P.A., a law firm

Neil G. Davis(2)(3)(4)	Director	Partner, Davis Webb LLP	March 17, 2005
Ontario, Canada		(Barristers and Solicitors)

Philip K. Fricke(2)(3)	Director	President, PKF Financial	August 29, 2003
New Jersey, USA		Consultants, Inc., a strategic and financial planning, execution and communications firm for public companies

Manfred Jakszus(3)(4)	Director	Independent investor and real	August 29, 2003
Enzersdorf, Austria		estate developer

Judson D. Whiteside(4)	Director	Senior Partner, Miller Thomson	March 17, 2005
Ontario, Canada		LLP (Barristers and Solicitors)

Senator Rod A.A. Zimmer	Director	Member, Senate of Canada;	March 27, 2008
Manitoba, Canada		President, The Gatehouse
Corporation

John D. Simonetti	Chief Executive Officer;	N/A	March 8, 2005
Ontario, Canada	Director

Don Cameron	Chief Operating Officer	N/A	N/A
Ontario, Canada

Richard J. Crofts	Executive Vice-President,	N/A	N/A
Ontario, Canada	Corporate Development, General Counsel and Secretary

Richard J. Smith	Executive Vice-President and	N/A	N/A
Ontario, Canada	Chief Financial Officer

Robert S. Mintzberg	Vice-President and Controller	N/A	N/A
Ontario, Canada

Doug Nathanson	Vice-President and Associate	N/A	N/A
Ontario, Canada	General Counsel

Notes:

(1)	Member of the Board of Directors of Magna and MEC, as well as the MEC Executive Management Committee.
(2)	Member of the Audit Committee, chaired by John Barnett.
(3)	Member of the Special Committee of Independent Directors, chaired by Neil Davis.
(4)	Member of the Corporate Governance and Compensation Committee, chaired by Judson Whiteside.

As of March 28, 2008, our directors and executive officers as a group (15 persons) beneficially owned, or controlled or directed, directly or indirectly, 82,361 of our outstanding Class A Subordinate Voting Shares, representing approximately 0.18% of our outstanding Class A Subordinate Voting Shares, 429,284 of our outstanding Class B Shares, representing approximately 78.4% of our outstanding Class B Shares, 16,956,898 shares of Class A Subordinate Voting Stock of MEC, representing approximately 29.2% of the outstanding shares of Class A Subordinate Voting Stock of MEC, and 58,466,056 shares of Class B Stock of MEC, representing all of the outstanding Shares of Class B Stock of MEC.  The majority of these shareholdings are attributable to associates of Mr. Stronach.

Directors are elected to serve until the next annual meeting of our shareholders. Officers serve at the pleasure of our board of directors.

Certain background concerning our directors and officers, including their principal occupations over the last five years, is summarized below.

Frank Stronach – Chairman of the Board and Director

Mr. Stronach is the founder and Chairman of Magna, the most diversified automotive components supplier in the world.  Mr. Stronach was born in Weiz, Austria and immigrated to Canada in 1954 with a working background in tool and machine engineering. In 1957, he formed a tool and die company in Toronto, Multimatic Investments Limited, which subsequently expanded into the production of automotive components. In 1969, Multimatic Investments Limited merged with Magna Electronics Corporation Limited (which ultimately became Magna International Inc.), with Mr. Stronach as one of the controlling shareholders. Under Mr. Stronach’s leadership, Magna launched a major North American expansion in the mid to late 1980s and a major global expansion in the early 1990s, which saw Magna broaden its base of operations in Europe, Asia and South America. In 1999, Mr. Stronach became the founder and Chairman of MEC and is currently also MEC’s Interim Chief Executive Officer.  Mr. Stronach is a leading owner of thoroughbred racehorses in North America.  He has served on numerous corporate, government and university boards and has provided assistance to a wide range of charitable and community service organizations. Mr. Stronach is the recipient of numerous honourary degrees and awards, including induction into the Canadian Business Hall of Fame.

Dennis J. Mills – Vice-Chairman of the Board and Director

Mr. Mills is currently employed by Magna, where he served as Vice-President from 1984 to 1987. Previously, Mr. Mills served as a Member of Parliament in Canada’s federal parliament from 1988 to 2004. While a Member of Parliament, Mr. Mills was Parliamentary Secretary to the Minister of Industry from 1993 to 1996, the Parliamentary Secretary to the Minister of Consumer and Corporate Affairs from 1993 to 1995 and the Chair of the Committee studying the Industry of sport in Canada.  Mr. Mills was the Senior Policy Advisor to the Cabinet Committee on Communications (1980-1984), Advisor to the Minister of Energy (1980-1981), Senior Advisor to the Minister of Multiculturalism (1980), and Senior Communications Advisor to the Prime Minister of Canada, The Right Honourable Pierre Elliott Trudeau (1980-1984).  Mr. Mills served as MEC’s Vice-Chairman of the Board of Directors from November 2004 until August 2007.

John Barnett – Lead Director

Mr. Barnett is currently the President and Chief Executive Officer of Rothmans, Benson & Hedges Inc. (appointed in 1998) and Rothmans Inc. (appointed in 1999). Mr. Barnett was President and Chief Executive Officer of Molson Breweries from 1995 to 1998 and was President and Chief Executive Officer of Molson Breweries U.S.A. Inc. from 1989 to 1995. Prior to 1988, Mr. Barnett held several senior positions with Carling O'Keefe. Mr. Barnett is a Fellow of the Institute of Chartered Accountants in England and Wales and a member of the Canadian Institute of Chartered Accountants. He is Chairman of the Canadian Special Olympics Foundation and a Director and Past President of ProAction, Cops & Kids.  Mr. Barnett served on MEC’s Board of Directors from November 2004 to May 2006.  Mr. Barnett was a director of Mosaic Group, Inc. when the company filed for protection under the Companies' Creditors Arrangement Act (Canada) and Chapter 11 of the U.S. Bankruptcy Code in December 2002.

Barry B. Byrd – Director

Mr. Byrd has been a partner of the law firm of Pineiro, Wortman & Byrd, P.A. in Palm Beach Gardens, Florida, since February of 2003. Prior to co-founding his current law firm, Mr. Byrd practised with Watterson, Hyland & Klett, P.A. in Palm Beach Gardens, Florida since 1996. Mr. Byrd has been practising law in the State of Florida for over 23 years and has been certified as a real estate specialist by the Florida Bar Association. He has been involved with numerous civic organizations in Palm Beach County, such as the Northern Palm Beaches Chamber of Commerce, where he acted as both President and director and the Abacoa Partnership for Community, where he is currently a director and the Chairperson. Mr. Byrd earned his B.A. in economics in 1977 and his J.D. in 1979, both from Stetson University, Florida. Mr. Byrd was formerly a director of Tritec Power Systems, Ltd., which ceased doing business in 2001, at which time a cease trade order was issued.

Neil G. Davis – Director

Mr. Davis is a partner with the law firm of Davis Webb LLP where he practices with an emphasis on municipal, planning and environmental work and expertise in commercial real estate and corporate law. Mr. Davis is a former director of Intier Automotive Inc. and Decoma International Inc. He serves as former Chairman of the Georgian Bay Land Trust, past Director of the Community Care Access Centre of Peel, past Governor of Sheridan College, past Chair of leadership gifts for YMCA Capital Campaign, and present and past Director of a number of local community organizations.

Philip K. Fricke – Director

Mr. Fricke is the founder and President of PKF Financial Consultants, Inc., a strategic and financial planning, execution and communications firm for public companies that he started in 2001. Prior to that, Mr. Fricke spent more than 25 years working on Wall Street as a “sell side” securities analyst covering the automotive sector, principally at LF Rothschild, Goldman Sachs, and Prudential Securities, and most recently at CIBC Oppenheimer from September 1998 to November 1999 and at First Union Securities from January 2000 to March 2001. Mr. Fricke serves on the Board of Directors of Local.com Corporation. Mr. Fricke holds a B.A. in psychology, M.A. in psychology and M.B.A. in finance and economics, all from Fairleigh Dickinson University.

Manfred Jakszus – Director

Mr. Jakszus is an independent investor and developer of real estate projects in Austria. Between 1980 and 1990, he held the position of head of facility management at Austrian Central Bank. Mr. Jakszus co-founded IG-Immobilien, the Austrian Central Bank’s real estate subsidiary, in 1991. As managing director of IG-Immobilien from 1991 until 2002, Mr. Jakszus established administration, facilities management and real estate development departments. He also acted as chief executive officer of two real estate companies in Brussels and Amsterdam in the 1990s and has been involved in the development and renting of industrial real estate and shopping malls. Mr. Jakszus retired as managing director of IG-Immobilien in 2002.

Judson D. Whiteside –  Director

Mr. Whiteside is a Senior Partner of Miller Thomson LLP and is the former Chair and Chief Executive Officer of that law firm. Mr. Whiteside is a former director of Tesma International Inc. Mr. Whiteside is also Past President of the Canadian Cancer Society, South Central Ontario, Member of the Board of Governors of the University of Waterloo, Chairman of the Board of the Miller Thomson Foundation, Past Director of the Direct Sellers Association, Director of the Markham Stouffville Hospital Foundation and Honorary Director of the Canadian Professional Golfers’ Association.

Senator Rod A. A. Zimmer – Director

Senator Zimmer has been a member of the Senate of Canada since August 2005 and currently serves on the standing committees for National Security and Defence and for Transportation and Communications.  Since 1993, he has been the President of The Gatehouse Corporation. From 1995 to 1998, he served as Vice-President (Festivals) for the Pan American Games Society Inc. From 1986 to 1993, he was the Vice-President of Marketing and Communications and then the Executive Vice-President for the Manitoba Lotteries Foundation and was also the Director of Project Management for the Canadian Sports Pool Corporation in Ottawa in 1984. From 1979 to 1984, he was Vice-President of Corporate Communications for CanWest Capital Corporation.  As a philanthropist, he serves as a member of the boards of directors for the following organizations: Canadian Paralympic Foundation, Gold Medal Plates (2010 Olympics and Paralympics), Royal Winnipeg Ballet, the Burton Cummings Theatre, the Millennium Centre, Canadian Unity Council (Manitoba), and the Belinda Stronach Foundation.  He also serves on the Honourary Council of the Royal Winnipeg Ballet, as a member of the Board of the Canadian Paralympic Foundation, and as Canadian Paralympic Foundation Liaison Director to the board of directors of the Canadian Paralympic Committee.  He was awarded the 125th Anniversary of the Confederation of Canada Medal in 1992 and the Queen Elizabeth II Golden Jubilee Medal in 2002.

John D. Simonetti – Chief Executive Officer; Director

Mr. Simonetti has served as our Chief Executive Officer since September 2004 and prior to that as our Vice-President and Chief Financial Officer since August 2003. Mr. Simonetti was appointed to our Board on March 8, 2005. Before joining our company, Mr. Simonetti was employed by Magna as Vice-President, Taxation, where he was involved in a broad range of financings, acquisitions, restructurings and other transactions for Magna and its operating groups, including our company. Mr. Simonetti joined Magna in September 1995. Prior to that, Mr. Simonetti was employed by Coopers & Lybrand in Toronto from 1985 to 1995, where his last position held was that of Tax Principal. Mr. Simonetti is a member of the Canadian Institute of Chartered Accountants.

Don Cameron – Chief Operating Officer

Mr. Cameron has served as our Chief Operating Officer since September 2006. For two years prior to that, Mr. Cameron worked as a consultant to the company in his capacity as a president of Noremac Property Holdings Limited which, through subsidiaries, invests in residential and land developments. From 1987-1995, Mr. Cameron was the Executive Vice President and Chief Operating Officer of the real estate development company MICC Properties Inc. and from 1985-1987, he was a Senior Vice President with the Continental Bank of Canada / Lloyds Bank of Canada. Mr. Cameron was previously Vice President Finance and Treasurer of The Cadillac Fairview Corporation. In addition, he has held positions in The Toronto Dominion Bank and the Clydesdale Bank.

Richard J. Crofts – Executive Vice-President, Corporate Development, General Counsel and Secretary

Mr. Crofts has served as our Executive Vice-President, Corporate Development, General Counsel and Secretary since October 2004 after joining the company as Vice-President, Corporate Development, and Assistant General Counsel in September 2004. Prior to that, he was employed by MEC, most recently as its Vice-President, Legal & Corporate Development. Mr. Crofts joined MEC in April 2002. Prior to joining MEC, Mr. Crofts was an associate attorney with the Toronto office of the New York law firm of Shearman & Sterling LLP from September 1999. He is a member of the bar in both New York State and Ontario.

Richard J. Smith – Executive Vice-President and Chief Financial Officer

Mr. Smith has served as our Executive Vice-President and Chief Financial Officer since July 3, 2007. From June 2004 until joining our company, Mr. Smith was employed by Magna, most recently as its Vice-President, Corporate Development. From 2001 to 2004, he worked at Scotia Capital in the Mergers & Acquisitions Group. Prior to that, Mr. Smith worked at Coopers & Lybrand in its Ottawa office. He is a Canadian Chartered Accountant and a U.S. CPA (Illinois).

Robert S. Mintzberg – Vice-President and Controller

Mr. Mintzberg, a chartered accountant, has served as our Controller since December 2004 and was appointed an officer of MID in March 2005 and a Vice-President in November 2007. Prior to joining MID, Mr. Mintzberg served as Vice-President and Corporate Controller of Clarke Inc., a leader in North American transportation and logistics services, between November 2003 and November 2004. Mr. Mintzberg joined Clarke Inc. after eight years of experience with Ernst & Young LLP, both in Toronto, Canada and Auckland, New Zealand, where his last position held was that of a Senior Manager in the Assurance and Advisory Business Services Group.

Doug Nathanson – Vice-President and Associate General Counsel

Mr. Nathanson joined MID in February 2005 and has served as our Vice-President and Associate General Counsel since January 2006. He was appointed an officer of MID in May 2006. From September 2001 until February 2005, Mr. Nathanson worked as an associate in the Toronto office of Shearman & Sterling LLP specializing in U.S. securities law and cross-border financings. Prior to that, he clerked at the Ontario Court of Appeal. Mr. Nathanson is a member of the bar in both New York State and Ontario.

Audit Committee

MID has a separately designated standing audit committee (the “Audit Committee”) comprised of Messrs. Barnett (Chair), Davis and Fricke, each of whom has been determined by the Board to be “independent” and “financially literate”, as such terms are defined in Multilateral Instrument 52-110 – Audit Committees and “independent” under the corporate governance standards of the NYSE applicable to audit committees. As well, each of each of Messrs. Barnett and Fricke has been determined to be a “financial expert” within the meaning of the rules of the SEC under the Sarbanes-Oxley Act of 2002

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The Audit Committee has established a policy to pre-approve all audit services and permitted non-audit services provided to us by Ernst & Young LLP, as well as the related fees to be paid to the external auditor. Under this policy, subject to certain conditions, specified audit, audit-related, tax and other services may be presented to the Audit Committee for pre-approval as a well-defined category of services on an annual or project basis. All services not otherwise pre-approved by the Audit Committee must be pre-approved on an individual basis. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to act on behalf of the Audit Committee with respect to the pre-approval of all audit and permitted non-audit services provided by the external auditor from time to time. Any approvals by the Chairman are reported to the full Audit Committee at the following meeting. In pre-approving audit and permitted non-audit services, the Chairman and the Audit Committee consider Canadian and United States rules on auditor independence and whether the external auditor is best positioned to provide the most effective and efficient service to the Company.

The charter of the Audit Committee is attached as Appendix A to this Annual Information Form and has been posted to our website at www.midevelopments.com.

Audit Fees

The following table sets forth the fees billed to MID by Ernst & Young LLP and its affiliates for professional services rendered in each of the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005. During these years, Ernst & Young LLP was MID’s only external auditor. All figures are in Canadian dollars.

Fees	2007	2006	2005

Audit Fees (1)	$1,024,058	$1,108,252	$548,000
Audit-Related Fees (2)	$51,778	$182,116	$13,413
Tax Fees (3)	$257,512	$547,993	$14,521
All Other Fees (4)	$7,093	—	—

Total	$1,340,441	1,838,361	$575,934

Notes:

(1)           Audit Fees consist of fees billed for the annual audit and quarterly review of our consolidated financial statements and services that are normally provided in connection with our statutory and regulatory filings, including the Auditor attestation requirements of the Sarbanes-Oxley Act.

(2)           Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not included in category (1) above. They include consultations concerning financial accounting and reporting standards, review of security controls and operational effectiveness of systems and due diligence related to acquisitions.

(3)           Tax Fees include fees billed for tax compliance, tax advice and tax planning services, including the preparation of original and amended tax returns.

(4)           All Other Fees capture fees in respect of all services not falling under any of the foregoing categories.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Class A Subordinate Voting Shares and our Class B Shares is Computershare Investor Services Inc. at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for our Class A Subordinate Voting Shares and our Class B Shares in the United States is Computershare Trust Company, Inc. at its offices in Golden, Colorado.

LEGAL PROCEEDINGS

MID is party to various legal actions and claims arising in the ordinary course of its business, such as litigation with contractors, suppliers, governmental authorities, sellers and purchasers. We believe that none of these actions or claims, either individually or in combination, has had or, in the case of current actions and claims, will have, a material adverse effect on our financial condition or results of operations.

On August 2, 2005, Greenlight Capital, Inc. and certain of its affiliates filed an oppression application in the Ontario Superior Court of Justice against MID and certain of its current and former directors and officers. The hearing of the application concluded on March 1, 2006 and on October 30, 2006, the Ontario Superior Court of Justice dismissed the oppression application. On November 29, 2006, Greenlight filed a Notice of Appeal with the Ontario Divisional Court and on January 30, 2007, Greenlight filed its Appellants’ factum. MID and the other respondents filed their responding facta in July 2007. The appeal hearing is scheduled for the week of April 21, 2008. MID continues to consider Greenlight’s oppression claim to be without merit and, together with the other respondents, will vigorously defend against the appeal.

For information in relation to MEC’s material legal proceedings, please refer to the section entitled “Legal Proceedings” in the MEC 10-K, which section is hereby incorporated by reference. The complete MEC 10-K is available on SEDAR and on the SEC’s website at www.sec.gov (filed on March 14, 2008 under Commission File No. 000-30578). We have separately filed on SEDAR all of the portions of the MEC 10-K that we are incorporating by reference into this annual report. MEC has its own Board of Directors and management team (although Mr. Stronach also sits on the MEC board and is MEC’s Interim Chief Executive Officer), who have prepared the MEC 10-K independently. MID has not verified, nor do we take responsibility for, the accuracy or completeness of the information contained in the MEC 10-K.

MATERIAL CONTRACTS

In July 2005, the MID Lender, one of our wholly-owned subsidiaries, entered into an agreement to provide a 13-month bridge loan to MEC of up to $100 million (the “2005 MEC Bridge Loan”). In 2006, the MID Lender extended the maturity date to December 5, 2006 and made available to MEC up to $19 million of increased funding under the 2005 MEC Bridge Loan. On November 14, 2006, MEC used part of the proceeds received in connection with the sale of The Meadows racetrack to repay in full the 2005 MEC Bridge Loan and, accordingly, the facility was terminated.

MEC Bridge Loan

In September 2007, we announced that the MID Lender had agreed to provide the MEC Bridge Loan of up to $80 million to MEC. The MEC Bridge Loan proceeds may only be used by MEC in accordance with the MEC Debt Elimination Plan and are available solely to fund: (i) operations; (ii) payments of principal, interest and costs, fees and expenses due under the MEC Bridge Loan and the MEC Project Financing Facilities (as defined below); (iii) mandatory payments of interest in connection with permitted debt under the MEC Bridge Loan; (iv) mandatory capital expenditures; and (v) capital expenditures required pursuant to the terms of the joint venture arrangements between MEC and Forest City and Caruso. The MEC Bridge Loan has a maturity date of May 31, 2008 and bore interest at a rate per annum equal to the London Interbank Offered Rate (LIBOR) plus 10.0% prior to December 31, 2007, at which time the interest rate on outstanding and subsequent advances was increased to LIBOR plus 11.0%. On February 29, 2008, the interest rate on outstanding and subsequent advances under the MEC Bridge Loan was increased by a further 1.0%.

The MEC Bridge Loan is secured by certain assets of MEC, including first ranking security over the Dixon and Thistledown lands, second ranking security over Golden Gate Fields and the Ocala lands and third ranking security over Santa Anita Park. In addition, the MEC Bridge Loan is guaranteed by certain MEC subsidiaries and MEC has pledged the shares and all other interests MEC has in each of the guarantor subsidiaries (or provided negative pledges where a pledge was not possible due to regulatory constraints or due to a pledge to an existing third party lender). The MEC Bridge Loan is cross-defaulted to all other obligations of MEC and its subsidiaries to the MID Lender, including the MEC Project Financing Facilities.

The MID Lender received an arrangement fee of $2.4 million (3% of the commitment) at closing of the MEC Bridge Loan and received an additional arrangement fee of $0.8 million on February 29, 2008 (1% of the then current commitment). The MID Lender also receives an annual commitment fee equal to 1% of the undrawn facility. All fees, expenses and closing costs incurred by the MID Lender in connection with the MEC Bridge Loan were paid by MEC. The interest rates and fees reflect MID’s assessment (with the benefit of advice from its financial advisors) of the credit risk associated with MEC, taking into consideration, among other things, MEC’s revised business plan pursuant to the MEC Debt Elimination Plan and the security package for the MEC Bridge Loan.

The MEC Bridge Loan must be repaid with, and the commitment will be reduced by, amounts equal to all net proceeds realized by MEC from asset sales and issuances of equity (other than the October 2007 equity investment by Fair Enterprise Limited) or debt, subject to amounts required to be paid to MEC’s existing lenders. Amounts repaid cannot be re-borrowed. The sale of MEC assets under the MEC Debt Elimination Plan has taken longer than originally contemplated and, accordingly, MID management expects that MEC will likely be unable to repay the MEC Bridge Loan at maturity.

MEC Project Financing Facilities

The MID Lender has made available project financing facilities to the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park ($162.3 million plus costs and capitalized interest) and Remington Park ($34.2 million plus costs and capitalized interest) (together, the “MEC Project Financing Facilities”). The MEC Project Financing Facilities have a term of 10 years (except as described below for the two slot machine tranches of the Gulfstream Park project financing facility) from the relevant completion dates for the construction projects at Gulfstream Park and Remington Park, which occurred in February 2006 and November 2005, respectively.

The Remington Park project financing and the Gulfstream Park project financing contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington Park project financing is secured by all assets of the borrower (including first ranking security over the Remington Park leasehold interest), excluding licences and permits, and is guaranteed by the MEC subsidiaries that own Gulfstream Park and the Palm Meadows Training Center. The security package also includes second ranking security over the lands owned by Gulfstream Park and second ranking security over the Palm Meadows Training Center and the shares of the owner of the Palm Meadows Training Center (in each case, behind security granted for the amended Gulfstream Park project financing). In addition, the borrower has agreed not to pledge any licences or permits held by it and MEC has agreed not to pledge the shares of the borrower or the owner of Gulfstream Park. The Gulfstream Park project financing is guaranteed by MEC’s subsidiaries that own and operate the Palm Meadows Training Center and Remington Park and is secured principally by security over the lands (or, in the case of Remington Park, over the leasehold interest) forming part of the operations at Gulfstream Park, Palm Meadows Training Center and Remington Park and over all other assets of Gulfstream Park, Palm Meadows and Remington Park, excluding licences and permits (which cannot be subject to security under applicable legislation). Upon MEC’s sale of The Meadows in November 2006, that property was released as security under the Gulfstream project financing facility.

Prior to the relevant completion date, amounts outstanding under each of the MEC Project Financing Facilities (other than the new tranches of the Gulfstream Park project financing facility) bore interest at a floating rate equal to 2.55% above MID’s per annum notional cost of borrowing under its floating rate credit facility, compounded monthly. Since the relevant completion date (or since inception for the new tranches of the Gulfstream Park project financing facility), amounts outstanding under each of the MEC Project Financing Facilities bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest was capitalized (except in relation to the December 2006 tranche of the Gulfstream Park project financing facility described below, for which the interest capitalization period was extended). However, since the completion date for Remington Park, there has been in place a mandatory annual cash flow sweep of not less than 75% of Remington Park’s total excess cash flow, after permitted capital expenditures and debt service, which is used to pay capitalized interest on the Remington Park project financing facility plus a portion of the principal under the facility equal to the capitalized interest on the Gulfstream Park project financing facility. Commencing January 1, 2007, the MID Lender receives monthly blended payments of principal and interest based on a 25-year amortization period under each of the MEC Project Financing Facilities (except in relation to the December 2006 tranche of the Gulfstream Park project financing facility described below, for which the interest capitalization period was extended to May 1, 2007, at which time monthly payments commenced).

In July 2006 and December 2006, the Gulfstream Park project financing facility was amended to increase the amount available from $115.0 million plus costs and capitalized interest by adding new tranches of up to $25.8 million (plus costs and capitalized interest) and $21.5 million (plus costs and capitalized interest), respectively. Both tranches were established to fund MEC’s design and construction of slot machine facilities located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of an aggregate of 1,221 slot machines. The new tranches of the Gulfstream Park project financing facility both mature on December 31, 2011. Interest under the December 2006 tranche was capitalized until May 1, 2007, at which time monthly blended payments of principal and interest became payable to the MID Lender based on a 25-year amortization period commencing on such date. Advances relating to the slot machine tranches are made available by way of progress draws and there is no make-whole payment associated with the new tranches. Also in July 2006, the Gulfstream Park project financing facility was further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream Park’s total excess cash flow, after permitted capital expenditures and debt service, which will be used to repay the additional principal amounts being made available under the new tranches. The July 2006 and December 2006 amendments did not affect the fact that the Gulfstream Park project financing facility continues to be cross-guaranteed, cross-defaulted and cross-collateralized with the Remington Park project financing facility. The consideration for the July 2006 and December 2006 amendments was an arrangement fee of 1% of the amount of each new tranche, which amounts are capitalized under the Gulfstream Park project financing facility.

In September 2007, the terms of the Gulfstream Park project financing facility were amended such that: (i) MEC was added as a guarantor under that facility; (ii) the borrower and all of the guarantors agreed to use commercially reasonable efforts to implement the MEC Debt Elimination Plan (including the sale of specific assets by the time periods listed in the MEC Debt Elimination Plan); and (iii) the borrower became obligated to repay at least $100 million under the Gulfstream Park project financing facility on or prior to May 31, 2008. In consideration of these amendments and subject to certain conditions, the MID Lender agreed to waive the make-whole payment for any repayments made under the MEC Project Financing Facilities on or prior to May 31, 2008 and adjust the amortization schedule for the Gulfstream Park project financing facility following receipt of the $100 million repayment, provided that (i) repayments under the Gulfstream Park project financing facility are first applied to the July 2006 slots tranche, then to the December 2006 slots tranche (for each of which there is no make-whole payment) and then to the original tranche and (ii) no event of default exists under the MEC Project Financing Facilities.

As noted above, given that the sale of MEC assets under the MEC Debt Elimination Plan has taken longer than originally contemplated, MID management expects that MEC will likely be unable to make the required $100 million repayment under the Gulfstream Park project financing facility by May 31, 2008.

For further details, please refer to our material change reports dated July 22, 2005, December 22, 2006 and September 13, 2007, all incorporated by reference herein and available on SEDAR at www.sedar.com. In addition, the Remington loan agreement, the amended and restated Gulfstream loan agreement and the MEC Bridge Loan are available on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

For details relating to MEC’s material contracts, please consult the exhibit index to the MEC 10-K, available on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

EXPERTS

The financial statements for the financial year ended December 31, 2007 have been audited by Ernst & Young LLP, Chartered Accountants and Licensed Public Accountants, our auditor.

ADDITIONAL INFORMATION

Additional information relating to MID may be found on SEDAR at www.sedar.com. Additional information, including directors’ and executive officers’ compensation and indebtedness, principal holders of our securities and securities authorized for issuance under our equity compensation plans is also contained in our Management Information Circular for our annual and special meeting of shareholders to be held on May 7, 2008. Additional financial information is provided in our Audited Consolidated Financial Statements and Management’s Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 2007.

APPENDIX A

MI Developments Inc. Audit Committee Charter/Mandate

Purpose

(1)       The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of the Corporation shall provide assistance to the Board in fulfilling its oversight responsibilities to the Corporation’s shareholders with respect to the integrity of the Corporation’s financial statements and reports and financial reporting process.  In so doing, it is the responsibility of the Committee to maintain free and open communication between the Board, the independent Auditor, the internal auditors of the Corporation (the “Internal Auditors”) and management of the Corporation and monitor their performance, recognizing that the independent Auditor is ultimately responsible to the Committee, the Board and the shareholders of the Corporation.

Organization

(2)        The Committee shall be composed of not less than three (3) nor more than five (5) members, each of whom shall be financially literate and shall have such accounting or financial management expertise as is required to comply with the applicable law and the applicable rules and regulations of the Ontario Securities Commission (“OSC”) and the United States Securities and Exchange Commission (“SEC”), The New York Stock Exchange (“NYSE”) and any other regulator or authority from time to time.  Each of such members shall meet the independence standards required by the applicable rules of the OSC, the SEC, the NYSE and any other applicable regulatory authorities which are in effect from time to time.  No member of the Committee shall serve as a member of the audit committee of more than three other boards of directors of other public companies.  The Board shall annually appoint the members of the Committee and appoint a Chairman from among those appointed, to hold office until the next annual meeting of shareholders of the Corporation.  The members of the Committee shall serve at the pleasure of the Board and vacancies occurring from time to time shall be filled by the Board.

(3)       A majority of the members of the Committee shall constitute a quorum and all actions of the Committee shall be taken by a majority of the members present at the meeting.

(4)       Meetings of the Committee shall be called by the Chairman of the Committee, and may be called by any member of the Committee, by the Chairman, any Deputy Chairman, any Vice-Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary of the Corporation, by the head of the Corporation’s Internal Audit Department or by the independent Auditor of the Corporation.

(5)       Unless otherwise determined by the Committee, the Secretary or an Assistant Secretary of the Corporation shall act as Secretary of the Committee and shall provide the independent Auditor, the Chairman, the Deputy Chairman, the Chief Executive Officer, the President, any Vice-Chairman, and the Chief Financial Officer of the Corporation as well as the head of the Internal Audit Department and each member of the Committee with notice of each meeting of the Committee, all of whom shall be entitled to attend each Committee meeting.  The Secretary of the Committee will keep minutes of the Committee and such minutes will be retained in the corporate records of the Corporation.  The Chairman of the Committee or the Committee may request any officer or employee of the Corporation or its affiliates to attend a Committee meeting.

(6)        In addition to any meeting of the Committee called pursuant to Section 4 above, the Committee shall meet with management and the independent Auditor of the Corporation within:

(a)       forty-five (45) days, or such lesser period as may be prescribed by applicable law, following the end of each of the first three financial quarters of the Corporation, but in any event prior to the release of the financial results for each such quarter and their filing with the applicable regulatory authorities, to review and discuss the financial results of the Corporation for the preceding fiscal quarter and the related Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) as well as the results of the independent Auditor’s review of the financial results for such quarter and, if satisfied, report thereon to, and recommend their approval by, the Board and their inclusion in the Corporation’s required regulatory filings for such quarter; and

(b)       ninety (90) days, or such lesser period as may be prescribed by applicable law, following the financial year-end of the Corporation, but in any event prior to the release of the financial results for the financial year and their filing with the applicable regulatory authorities, to review and discuss the audited financial statements of the Corporation for the preceding fiscal year and the related MD&A and, if satisfied, report thereon to, and recommend their approval by, the Board and the Corporation’s shareholders as required by applicable law and their inclusion in the Corporation’s Annual Report and other required regulatory filings.

In reviewing the quarterly and annual financial results the Committee shall ensure that there are adequate procedures for review of such financial results, including timely review by the independent Auditor.

(7)        For the purpose of performing their duties and responsibilities, the members of the Committee shall have full access to and the right to discuss any matters relating to such duties with management, any employee of the Corporation, the Internal Audit Department staff, the independent Auditor or any advisors to the Corporation as well as the right to inspect all books, records and facilities of the Corporation and its subsidiaries and shall be permitted to discuss such books, records and facilities and other matters relating to the financial position of the Corporation with the employees, management, the independent Auditor and other external advisors of the Corporation as well as the Internal Auditors.

(8)        The Committee may retain outside financial, legal and other experts at the expense of the Corporation as it deems reasonably necessary to assist and advise the Committee in carrying out the Committee’s duties and responsibilities.

Duties and Responsibilities

(9)       With respect to audit related matters and in addition to the duties and obligations of the Committee under applicable law, the Committee may examine and consider such matters in relation to the internal and external audit of the Corporation’s accounts (including the results of such audits), financial controls, financial reporting and in relation to the general financial affairs of the Corporation as the Committee may deem necessary or desirable except for those matters specifically delegated by the Board to another Board committee or retained by the Board.

In carrying out the Committee’s responsibilities, the Committee shall:

(a)       be directly responsible for the appointment, compensation, retention and oversight of the work of the independent Auditor, including resolution of disagreements between management and the independent Auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation;

(b)       pre-approve, or establish procedures and policies for the pre-approval of, the engagement and compensation of the independent Auditor in respect of the provision of all audit, audit-related, review or attest engagements required by applicable law;

(c)       review and approve the objectives and general scope of the external audit (including the overall audit plan, the proposed timing and completion dates) and discuss the external audit with the independent Auditor;

(d)       evaluate the performance, quality control procedures and efficiency of the independent Auditor in carrying out its responsibilities, review the experience and qualifications of the independent Auditor team, make annual recommendations to the Board as to the appointment or re-appointment of the independent Auditor, and need for rotation of the independent Auditor (if any) and review such Auditor’s independence, including the receipt at least annually of a disclosure report from the independent Auditor regarding such Auditor’s independence as required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committee”, or other applicable regulatory requirements;

(e)       satisfy itself generally that there is a good working relationship between management and the independent Auditor, review any management letters, schedule of unadjusted differences or other reports of the independent Auditor and discuss any material differences of opinion between management and the independent Auditor;

(f)        satisfy itself that management has established and is maintaining an adequate and effective system of internal financial and accounting controls and is responding on a timely basis to any significant weaknesses which have been identified, meet with and review significant reports of the Internal Auditors and the independent Auditor relating to such internal controls and review the appointment, termination and replacement of the senior management of the Internal Auditors, the scope of the Internal Auditor’s work plan and the overall performance, staffing and resources of the Internal Auditors;

(g)       review annually management’s assessment and report relating to the effectiveness of the Corporation’s internal financial controls and procedures in respect of each fiscal year of the Corporation, as well as the Independent Auditor’s attestation of such assessment, in each case when required under applicable law;

(h)       review (i) the selection, use and quality of application of, and proposed material changes to, critical accounting principles and practices and related judgments, and (ii) alternative GAAP treatments for policies and practices relating to material items, including the ramifications of such alternative disclosures or treatments and any preferred treatment, to ensure that the critical accounting policies and practices and GAAP treatments adopted are appropriate and consistent with the Corporation’s needs and applicable requirements, and discuss the same with the independent Auditor;

(i)        review with management and the independent Auditor any issues raised by regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting or auditing practices;

(j)        review on behalf of the Board, any actual or potential illegal, improper or fraudulent behaviour which may have a negative effect on the integrity or reputation of the Corporation, review the findings of any regulatory authorities in relation to the financial affairs of the Corporation, review the disclosure of all insider and related party transactions and monitor compliance with the Corporation’s Code of Conduct which may be in effect from time to time;

(k)       satisfy itself that there is an agreed course of action leading to the resolution of significant unsettled issues that do not affect the audited financial statements (e.g., disagreements regarding correction of internal control weaknesses or the application of accounting principles to proposed transactions), if any;

(l)        assess with management the Corporation’s material risk exposures and the Corporation’s actions to monitor and control such exposures;

(m)      review and approve the hiring of former employees of the independent Auditor who were engaged on the Corporation’s account within the last three years prior to such hiring;

(n)       review all material off-balance sheet transactions and the related accounting presentation and disclosure;

(o)       discuss with the independent Auditor the matters required to be discussed by the Statement of Auditing Standards No. 54, 61, 89 and 90 (and comparable generally accepted auditing standards in Canada) and other applicable standards or requirements in effect from time to time relating to the conduct of the audit and quarterly review of the interim financial results;

(p)       review and assess this Audit Committee Charter/Mandate annually and make recommendations to the Board for such changes to the Charter/Mandate as the Committee shall consider necessary or desirable;

(q)       prepare the Audit Committee report in the form and at the time required by the applicable rules of the OSC, SEC, NYSE or other regulatory authorities which are in effect from time to time for inclusion in the Corporation’s Annual Report, Annual Information Form and/or information circular/proxy statement;

(r)        review and approve in advance all non-audit services otherwise permitted at law to be provided by the independent Auditor to the Corporation, provided that the Committee may pre-approve certain services within designated thresholds on an annual basis and further provided that the Committee may delegate to the Chairman of the Committee or such other members of the Committee that it deems appropriate certain pre-approval authority.  Any such approval granted by such persons shall be reported at the next regularly scheduled meeting of the Committee;

(s)       review and, where appropriate, approve all public disclosure documents of the Corporation containing financial information or forecasts of the Corporation prior to its release, including all press releases containing such information or forecasts;

(t)        establish procedures for (i) the receipt, retention and handling of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(u)       meet separately with management, the Internal Auditors and the independent Auditors, when appropriate, and in any event with the reporting entity each time that the Internal Auditors or the independent Auditor provides a report to the Committee; and

(v)       perform such other functions as requested or delegated by the Board from time to time or as required by the Corporation’s articles and by-laws, applicable law or applicable regulatory agencies.

(10)      Notwithstanding the foregoing and subject to applicable law, the Committee shall not be responsible to plan or conduct internal or external audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles as these are the responsibility of management, the Internal Auditors and the independent Auditor.  This Charter/Mandate has been established to assist in ensuring sound business practices within the Corporation and to ensure the Corporation’s compliance with applicable laws or regulations; however, nothing contained in this Charter/Mandate is intended to expand applicable standards of liability under statutory and regulatory requirements for the directors of the Corporation or members of the Committee.